UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION

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2018 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

MAY 4, 2018

BRISTOL, CONNECTICUT

123 Main Street
Bristol, Connecticut 06010

March 20, 2018

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

You are invited to attend Barnes Group Inc.’s 2018 Annual Meeting of Stockholders. Following a report on business operations, stockholders will vote on the following proposals:

Proposal		Board Vote Recommendation
1.	Election of 12 directors (page 9)	FOR
2.	Advisory vote for the resolution to approve the Company’s executive compensation (page 23)	FOR
3.	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2018 (page 63)	FOR
•	To conduct such other business that may properly come before the meeting
The Board of Directors recommends a vote FOR Proposals 1, 2, and 3.
Meeting Information Friday, May 4, 2018 11:00 a.m., Eastern Time DoubleTree By Hilton 42 Century Drive, Bristol, CT 06010

How You Can Vote
You are eligible to vote if you were a stockholder of record at the close of business on March 8, 2018 (Record Date). Each share of our common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote as promptly as possible. Stockholders of record on the Record Date are entitled to vote at the meeting or in the following ways:

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode (left)
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day prior to the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Thomas O. Barnes
Chairman of the Board

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. Please read the entire proxy statement carefully before voting.

MEETING AGENDA AND VOTING RECOMMENDATIONS

Proposal		Board Vote Recommendation
1.	Election of 12 directors (page 9)	FOR
2.	Advisory vote for the resolution to approve the Company’s executive compensation (page 23)	FOR
3.	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2018 (page 63)	FOR
•	To conduct such other business that may properly come before the meeting

The Board of Directors recommends a vote FOR Proposals 1, 2, and 3.

2018 DIRECTOR NOMINEES

			Committee Memberships
Name and Principal Occupation	Age	Other Public Company Boards	Audit	Compensation and Management Development	Corporate Governance
Thomas O. Barnes Chairman of the Board, Barnes Group Inc.	69	0
Elijah K. Barnes Principal, Avison Young	37	0	☑
Gary G. Benanav Former CEO, New York Life International, LLC and Former Vice Chairman and Director, New York Life Insurance Company	72	0		☑	☑
Patrick J. Dempsey President and CEO, Barnes Group Inc.	53	1
Richard J. Hipple Former Executive Chairman, Materion Corporation	64	3		☑	☑
Thomas J. Hook CEO, Q Holding Company	55	0	☑		☑
Mylle H. Mangum CEO, IBT Enterprises, LLC	69	3		☑ Chair
Hans-Peter Männer Managing Director of Proventus Verwaltungs-GmbH	55	0
Hassell H. McClellan Former Associate Professor of Finance and Policy, Boston College’s Wallace E. Carroll School of Management	72	0	☑		☑ Chair
William J. Morgan Former Partner, KPMG LLP	71	1	☑ Chair		☑
Anthony V. Nicolosi Former Regional Risk Management Partner for the Americas, KPMG LLP	64	0	☑
JoAnna L. Sohovich CEO, The Chamberlain Group, Inc.	46	0		☑
Number of meetings held in 2017			8	6	6

BOARD HIGHLIGHTS

2017 Key Accomplishments

●	Declared continuous dividends since 1934
●	Increased Board size from 10 to 12
●	Amended CMDC and AC charters
●	Amended the Corporate Governance Guidelines
●	Set director age limits based on data from S&P 600 companies
●	Revised Non-Management Director Compensation

Board Tenure	Tenure Trend
Balanced Director Tenure (Current Directors)	Average Per Year

Director Skills, Knowledge or Experience

Public Company Executive	Financial Literacy	Global Business Experience	Business or Engineering Degree/License	Manufacturing/ Operational	Aerospace, Industrial or Plastics End Markets

58%	100%	100%	92%	83%	67%

2017 Board Engagement

Strong Director Engagement
Overall meeting attendance exceeded 99%

100%		100%	100%	100%
	99%
Annual Meeting	Board of Directors Meetings held - 8	Audit Committee Meetings held - 8	Compensation and Management Development Committee Meetings held - 6	Corporate Governance Committee Meetings held - 6

GOVERNANCE HIGHLIGHTS

Independence	Lead Independent Director
●10 of our 12 directors are independent ●Our CEO is the only management director ●Audit, Compensation and Corporate Governance Committees are composed exclusively of independent directors
●Clearly established authority and responsibility over Board governance and operations
●Selected by independent directors
●Serves as a liaison between the Chairman of the Board and the independent directors

Board Practices	Other Best Practices
●Annual evaluation processes for the Board and each of the standing committees
●Directors may not stand for election after age 75
●Regular consideration of rotating committee chairs and members
●Corporate Governance Guidelines require directors to attend director education programs and briefing sessions
●A prohibition on directors simultaneously serving on more than three public company audit committees, including that of the Company
●Restrictions on hedging and pledging Company stock by directors and executive officers

●A policy that requires Corporate Governance Committee approval before an executive officer accepts outside board membership with for-profit entities
●Bylaws allow proxy access
●Stockholder engagement and outreach to allow for management and the Board to understand and consider issues that matter most to stockholders and enable the Company to address them effectively

Executive Sessions	Accountability
●Regular executive sessions of Board and committees without management present ●Lead Independent Director presides at executive sessions of the independent directors	●Declassified Board - directors serve one-year terms ●Bylaws - directors must receive more “for” than “withhold” votes in uncontested elections ●Stockholders have right to hold special meetings

Board Oversight of Risk Management	Stock Ownership Requirements
●Board risk management oversight with a focus on the most significant risks facing the Company ●Committee oversight and disclosure regarding political activities	●Directors	5X	Annual Cash Retainer

	●CEO	5X	Annual Salary

	●Other NEOs	3X	Annual Salary

COMPENSATION

2017 Executive Compensation Key Elements

The following summary of specific features of our executive compensation program highlights our commitment to executive compensation practices that align the interests of our executive officers and stockholders.

What We Do
●We pay-for-performance - over 80% of CEO total direct compensation at target (and on average over 60% for other NEOs) is at risk in the form of annual and long-term incentives
●We consider a relevant peer group in establishing compensation
●We review the complete compensation package of every NEO annually

●We have robust stock ownership requirements - 5x base salary for CEO and 3x for other NEOs
●We have a clawback policy incorporated into our incentive compensation plans
●We have “double trigger” equity vesting in the event of a change in control for all NEO awards
●We have an independent compensation consultant that works directly with the Compensation Committee

Short-Term		Long-Term
Base Salary	Annual Incentive	PSAs	Stock Options	RSUs
Cash	Cash	Equity	Equity	Equity
Base salaries are reviewed annually and are typically increased at periodic intervals, often at the time of a change in position or assumption of new responsibilities.

Stockholder-approved program with payouts based on accomplishing targeted financial performance measures.

Annual incentive targets for our NEOs range from 45% to 75% of base salary at target level performance.

Actual payouts may range from zero to three times target based on performance compared to our three performance measures.

Performance-based vesting at the end of a 3-year cycle; based on two equally weighted measures in 2017:

(1) Total Shareholder Return (TSR) relative to the performance of the Russell 2000 Index companies; and
(2) Return On Invested Capital (ROIC) performance against an absolute internal goal as determined by the Compensation Committee.
			Time-based vesting; 18, 30 and 42 months from the grant date in equal installments.	Time-based vesting; 18, 30 and 42 months from the grant date in equal installments.

Other Compensation and Benefits

Retirement
●	NEOs participate in qualified retirement programs generally available to the Company’s US employees. NEOs also participate in a nonqualified retirement program that provides benefits on base salary earnings in excess of Internal Revenue Service (IRS) limits on qualified plans. Messrs. Dempsey, Stephens and Ms. Edwards also participate in grandfathered nonqualified executive retirement programs that are closed to new entrants.

Change in Control and Severance
●	Severance payable and benefit continuation upon termination of employment in certain specified circumstances or upon a change in control. Severance ranges from a multiple of one times base salary plus pro rata bonus for certain non-change in control events, to two times base salary plus pro rata bonus and additional benefits for other change in control events.

Limited Perquisites
●	Financial planning and tax preparation services, annual physicals (for amounts not otherwise covered by health insurance) and executive life insurance (with tax gross-up benefit for grandfathered participants only).

What We Don’t Do
●We don’t provide any 280G gross-ups for a “golden parachute payment”; ●We don’t have excessive perquisites ●We don’t have individual employment agreements with any executive officer	●We don’t allow re-pricing of underwater stock options without stockholder approval ●We don’t have a minimum payout of annual incentive or long term performance based incentive compensation

2017 NEO Compensation Summary

Name & Principal Position	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Comp.	Change in Pension Value & Nonqualified Deferred Comp. Earnings	All Other Comp.	Total
Patrick J. Dempsey	$818,750	$0	$3,280,279	$688,219	$1,496,138	$2,063,318	$160,265	$8,506,969
President and CEO
Christopher J. Stephens, Jr.	471,500	0	706,698	152,261	574,275	110,907	196,299	2,211,940
SVP, Finance and CFO
Scott A. Mayo	436,250	0	469,128	101,507	401,280	0	36,514	1,444,679
SVP and President,
Barnes Industrial
Michael A. Beck	390,000	0	424,960	91,357	420,732	0	29,852	1,356,901
SVP and President,
Barnes Aerospace
Dawn N. Edwards	306,500	0	281,738	60,904	337,311	167,031	91,162	1,244,646
SVP, Human Resources
James P. Berklas	228,641	0	370,076	81,206	0	0	177,709	857,632
Former SVP, General Counsel
and Secretary

2019 ANNUAL MEETING

Deadline for stockholder proposals to be included in the proxy statement for the 2019 Annual Meeting of Stockholders: November 23, 2018.

Proxy Statement for 2018
Annual Meeting of Stockholders
May 4, 2018

We are sending this proxy statement and a proxy or voting instruction form in connection with Barnes Group Inc.’s solicitation of proxies on behalf of its Board of Directors, for our 2018 Annual Meeting of Stockholders. Availability of this proxy statement and accompanying materials is scheduled to begin on or about March 23, 2018. “Voting Information” may be found on page 64.

PROXY STATEMENT TABLES

GOVERNANCE

The Company is committed to good corporate governance, which promotes the long-term interests of stockholders. Our Board and senior management devote considerable time and attention to corporate governance matters and we maintain a comprehensive set of policies and procedures to enable effective corporate governance. We regularly review best practices in corporate governance and modify our policies and procedures as warranted. We solicit feedback from stockholders on governance and executive compensation practices.

You can access the governance materials on our website at www.BGInc.com; click on “Investor Relations” and then “Corporate Governance.” These materials will also be provided without charge to any stockholder upon written request to Manager, Stockholder Relations and Corporate Governance Services, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010.

Governance Materials

●Bylaws ●Certificate of Incorporation ●Charters for our Board Committees ●Code of Business Ethics and Conduct	●Conflict Materials Report ●Corporate Governance Guidelines ●Corporate Social Responsibility Report ●Political Activity Policy

Code of Business Ethics and Conduct

Our Company has long held the belief that integrity, and the way we treat our employees, stockholders, customers, suppliers, competitors and communities, are key to our Company’s longevity and success. Our values, as well as our Barnes Enterprise System (BES), form the foundation of our business culture and serve as a roadmap for navigating the complex and dynamic marketplaces in which we do business. Our Code of Business Ethics and Conduct (Code) reinforces these values and principles, and establishes the behaviors that we expect from all of our employees, officers and directors in maintaining the highest levels of integrity in everything we do. Our Code applies to everyone at our Company and unites us as One Team, One Company. By acting consistent with our Code, we sustain the Company’s reputation and continue to build on our successes.

Key Governance Change in 2017

In 2017, the Corporate Governance Committee reviewed the Company’s director retirement policy. The Committee reviewed data from S&P 600 companies and noted that the majority of S&P 600 companies use 75 as a mandatory retirement age. Taking that into account along with other factors including the age and tenure profile of our current directors, the Corporate Governance Committee recommended, and the Board approved, the extension of the director age limit from 72 to 75; provided, however, in the event of special circumstances as deemed by the Board, the age limit may be extended up to age 77. This change impacted Messrs. Benanav and McClellan by allowing them to be nominated for re-election at the 2018 Annual Meeting.

Proposal 1 - Election Of Directors

Upon the recommendation of the Corporate Governance Committee, the Board has nominated Thomas O. Barnes, Elijah K. Barnes, Gary G. Benanav, Patrick J. Dempsey, Thomas J. Hook, Mylle H. Mangum, Hans-Peter Männer, Hassell H. McClellan, William J. Morgan, Anthony V. Nicolosi and JoAnna L. Sohovich to be elected at the 2018 Annual Meeting for continuing membership to the Board. The Board also recommends Richard J. Hipple for election to the Board as a first time nominee.

The Board has determined that except for Messrs. Dempsey and Männer, each nominee is an independent director. Under the NYSE listing standards, Mr. T. Barnes became an independent director effective January 1, 2018 - three years after he retired from employment with the Company on December 31, 2014. If elected, each nominee will hold office until the 2019 annual meeting unless any of them earlier dies, resigns, retires or is removed, as provided in the Bylaws.

The twelve nominees are listed herein with brief biographies. Each director has been associated with his or her present organization for at least the past five years unless otherwise noted. None of the organizations listed as business affiliates of the directors is a subsidiary or other affiliate of the Company unless otherwise noted.

If a nominee for director should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board. The Board has no reason to believe the persons nominated will be unable to serve if elected.

The Board recommends a vote FOR all nominees.

Board Of Directors

Nominees for Director Election

THOMAS O. BARNES	Age: 69	Director since: 1978	Committees: None
Mr. Barnes is Chairman of the Board and was a non-management employee of the Company through December 31, 2014. From 2007 until 2012 he served as a director of New England Bank Shares, Inc. He served as a director of Valley Bank from 2005 to 2007 when it was merged into New England Bank Shares, Inc. Mr. Barnes’ qualifications to be a member of our Board include his experience in the fields of manufacturing, finance and governance with numerous organizations throughout his career, including the Company’s former distribution business. In addition, Mr. Barnes has owned and managed several businesses and has experience in the commercial lending field. He has served on the Board for 39 years, has served as Chairman of our Board since 1995, and has served as chairman, trustee or director for over 20 non-profit organizations.

ELIJAH K. BARNES	Age: 37	Director since: 2016	Committees: Audit
Mr. Barnes serves on the Audit Committee of the Board of Directors. Mr. Barnes has over 13 years of experience in the areas of commercial real estate, lease negotiation, marketing and finance. He is currently a Principal at Avison Young, where he is the co-head of the Agency Leasing Practice Group for the Washington D.C. office. From 2008 to 2014, he was Managing Director and Principal at Cassidy Turley. Prior to Cassidy Turley, he was a Vice President for the Leasing Management Group at Jones Lang LaSalle. He received his bachelor’s degree in Economics from the University of Virginia and his Masters in Business Administration from Johns Hopkins University. Mr. Barnes is a National Association of Corporate Directors (NACD) Governance Fellow. He demonstrated his commitment to the highest standards of boardroom excellence by earning NACD Fellowship—The Gold Standard Director Credential. NACD Fellowship is a comprehensive and continuous program of study that empowers directors with the latest insights, intelligence, and leading boardroom practices. Mr. Barnes’ qualifications to serve on our Board include his significant commercial real estate experience that contributes to the Company’s management of its extensive owned and leased real estate portfolio, including compliance with evolving financial and accounting standards concerning owned and leased properties. In addition to his business and financial qualifications, Mr. Barnes is the sixth generation of the Barnes family to serve on the Board, continuing a legacy of family oversight that is uniquely devoted to the Company’s long-term success and returning value to Company stockholders.

GARY G. BENANAV	Age: 72	Director since: 1994	Committees: CMDC, CG
Mr. Benanav retired in March 2005 from New York Life International, LLC where he was the Chief Executive Officer from December 1997, and the Vice Chairman and a director of New York Life Insurance Company from November 1999. From January 2000 to May 2016, he served as a director of Express Scripts Holding Company (ESI), a full-service pharmacy benefit management company. Mr. Benanav’s qualifications to be a member of our Board include having served as the executive officer of two U.S. corporations with assets in excess of $100 billion, extensive international business experience, extensive management responsibility for U.S. and international insurance and financial services companies, experience in dealing with regulators and legislators, extensive knowledge of finance and accounting matters including complex financial statement and accounting issues across various types of businesses, and practice as a business attorney for 15 years, including serving as a legal advisor to boards of directors for over five years. In addition, Mr. Benanav received a Presidential appointment as U.S. representative to APEC Business Advisory Council (2002 to 2005).

PATRICK J. DEMPSEY	Age: 53	Director since: 2013	Committees: None
Mr. Dempsey was appointed the President and Chief Executive Officer of the Company in March 2013. Prior to this appointment, since February 2012, he served as the Company’s Senior Vice President and Chief Operating Officer, and was responsible for oversight and direction of the Company’s global business segments, as well as working closely on the development and execution of the Company’s strategic plan. Mr. Dempsey joined the Company in October 2000 and has held a series of roles of increasing responsibility. He was appointed Vice President, Barnes Group Inc. and President, Barnes Aerospace in 2004, Vice President, Barnes Group Inc. and President, Barnes Distribution in October 2007, and Vice President, Barnes Group Inc. and President, Logistics and Manufacturing Services in October 2008. He is currently a director of Nucor Corporation having been appointed in 2016. Mr. Dempsey’s qualifications to be a member of our Board include his extensive knowledge of the Company’s business operations and his depth of experience in the fields of business management, enterprise management systems, business development and international operations.

THOMAS J. HOOK	Age: 55	Director since: 2016	Committees: Audit, CG
Mr. Hook is the Chief Executive Officer of Q Holding Company, having been appointed in September 2017. Prior to that he was the President and Chief Executive Officer of Integer (formerly Greatbatch) since August 2006. Prior to this, he was Chief Operating Officer, a position to which he was appointed in September 2004. From August 2002 until September 2004, Mr. Hook was employed by CTI Molecular Imaging where he served as President, CTI Solutions Group. From March 2000 to July 2002, he was General Manager, Functional and Molecular Imaging for General Electric Medical Systems. From 1997 to 2000, Mr. Hook worked for the Van Owen Group Acquisition Company and prior to that, Duracell, Inc. He is Chairman of the Board of HealthNow New York, Inc., a leading health care company in Western New York that provides quality health care services to companies and individuals in that region, and serves on its executive committee. Mr. Hook’s qualifications to be a member of our Board include his wealth of leadership experience, particularly in the high-tech manufacturing industry, together with his substantial knowledge of finance and accounting by virtue of his educational background and multiple executive management positions.

MYLLE H. MANGUM	Age: 69	Director since: 2002	Committees: CMDC (Chair)
Ms. Mangum has served as Chief Executive Officer of IBT Enterprises, LLC, a leading provider of branch banking solutions, since October 2003. Prior to this, she served as the Chief Executive Officer of True Marketing Services, LLC since July 2002, focusing on consolidating marketing services companies. From 1999 to 2002, she was the Chief Executive Officer of MMS Incentives, Inc., a private equity company involved in developing and implementing marketing and loyalty programs in high-tech environments. She is currently a director of PRGX Global, Inc., Haverty Furniture Companies, Inc., and Express, Inc. She also served as a director of Collective Brands Inc., and its predecessor PaylessShoeSource, Inc., from 1997 to 2012, Scientific-Atlanta, Inc. from 1993 to 2006, Respironics, Inc. from 2004 to 2008, Matria Healthcare, Inc. from 2006 to 2008, and Emageon Inc. from 2004 to 2009. Ms. Mangum’s qualifications to be a member of our Board include her current service as a chief executive officer, and extensive business and management experience including, in addition to that mentioned above, serving as an executive with General Electric, BellSouth and Holiday Inn Worldwide. She has extensive knowledge of marketing, accounting and finance, as well as compliance and internal controls.

HANS-PETER MÄNNER	Age: 55	Director since: 2016	Committees: None
Mr. Männer is the former Chief Executive Officer of Otto Männer GmbH, a leader in the development and manufacture of high precision molds, valve gate hot runner systems, and micro-injection molding systems which the Company acquired in 2013. Prior to joining Männer in 1990, Mr. Männer studied product engineering at the University of Applied Sciences, graduating as a civil engineer completing three years vocational training as a toolmaker. He has over 18 years experience as a board member for Volksbank Freiburg and over 10 years experience as a board member for WVIB Wirtschaftsverband, a trade association. Mr. Männer is currently the Managing Director of Proventus Verwaltungs-GmbH, a limited partnership managing properties and capital assets. He holds an Executive MBA from Steinbeis University, Berlin. The Board appointed Mr. Männer to the Board as a director in 2016. Mr. Männer’s qualifications to be a member of our Board include his extensive experience in the plastic injection molding industry and industrial manufacturing, together with a background in finance and asset management. As such, Mr. Männer is well-qualified to help lead the strategic direction and investment decisions for the Company’s evolving portfolio of differentiated technologies.

HASSELL H. MCCLELLAN	Age: 72	Director since: 2010	Committees: Audit, CG (Chair)
Dr. McClellan retired in 2013 as an Associate Professor of Finance and Policy at Boston College’s Wallace E. Carroll School of Management, where he served as the Associate Dean from 1996 to 2000. Dr. McClellan had been a member of the faculty of Boston College since 1984. He specializes in global competitiveness and strategic management for boards of directors and financial services, and has both an MBA and a Doctor of Business Administration degree. Dr. McClellan has served as trustee of the Virtus Variable Insurance Trust (formerly Phoenix Edge Series Fund) since 2008, as trustee of both the John Hancock Variable Insurance Trust and John Hancock Funds II since 2005, as trustee of John Hancock Funds and John Hancock Funds III since 2012, and as trustee of Virtus Mutual Funds since January 1, 2015. Dr. McClellan’s qualifications to be a member of our Board include his extensive experience and expertise in global competitiveness, strategic planning and finance. In addition to his academic achievements in these areas, he has served as a board member or trustee of more than ten non-profit and private organizations.

WILLIAM J. MORGAN	Age: 71	Director since: 2006	Committees: Audit (Chair), CG
Mr. Morgan is a retired partner of the accounting firm KPMG LLP (KPMG) where he served clients in the industrial and consumer market practices. After his retirement in 2006, and until 2010, he was a consultant to KPMG’s Leadership Development Group and Dean of KPMG’s Chairman’s 25 Leadership Development Program. He is the Audit Committee financial expert of our Board. From 2004 until 2006, Mr. Morgan was the Chairman of KPMG’s Audit Quality Council and, from 2002 until 2006, he was a member of its Independence Disciplinary Committee. He previously served as the Managing Partner of KPMG’s Stamford, Connecticut office. Mr. Morgan is currently a director of PGT, Inc., serving as the Chair of its Audit Committee and a member of its Corporate Governance Committee. From 2014 to January 2018, he also was a director of the J.G. Wentworth Company and member of its Audit Committee. He previously served as a member of the Boards of Directors for KPMG and KPMG Americas. In addition to his service with KPMG and on other boards of directors, Mr. Morgan’s qualifications to be a member of our Board include his 39 year career and expertise in the accounting and auditing fields, as well as his extensive practice as a certified public accountant and experience working with global industrial companies relative to accounting, finance, auditing, controls, risk management, compliance and corporate governance.

ANTHONY V. NICOLOSI	Age: 64	Director since: 2017	Committees: Audit
Mr. Nicolosi is a retired partner of the accounting firm KPMG LLP (KPMG) where he had an approximately 39 year career. Most recently, Mr. Nicolosi served in the Firm’s National Office from 2008 to 2013 as the Regional Risk Management Partner for the Americas (one of three KPMG Global Regions), the National Partner in charge of Risk Management for the US Audit Practice and the Coordinator of the Firm-wide Enterprise Risk Management Process. He also served as a member of the Global Quality and Risk Management Steering Group; US Legal, Risk and Regulatory Committee; Audit Operations Leadership and others. From 1987 to 2008, Mr. Nicolosi held positions as Engagement Partner or SEC Reviewing Partner for US and multinational clients in many industries, including diversified industrials and power generation. For certain years in this period, Mr. Nicolosi served in the National Office’s Department of Professional Practice and held various leadership positions. Mr. Nicolosi also served for over 10 years as a panel member on KPMG’s Audit Committee Institute roundtables and other related initiatives. Mr. Nicolosi’s qualifications to be a member of our Board include his extensive practice as a certified public accountant and experience relative to accounting, auditing, internal controls, risk management, compliance and corporate governance acquired through serving notable multinational companies, leadership positions, audit committee contributions and more.

JOANNA L. SOHOVICH	Age: 46	Director since: 2014	Committees: CMDC
Ms. Sohovich is the Chief Executive Officer of The Chamberlain Group, Inc. since February 2016. Prior to that she was the Global President, STANLEY Engineered Fastening at Stanley Black & Decker, Inc. where she led a global technology and manufactured goods business. Before being appointed to this position in 2015, she served as Global President, Industrial & Automotive Repair since 2012 and, prior to that, Industrial & Automotive Repair President - North America, Asia and Emerging Regions since 2011, both at Stanley Black & Decker, Inc. From 2002 to 2011, Ms. Sohovich served in several roles of increasing responsibility at Honeywell International, including President, Security & Communications from 2010 to 2011 emphasizing new product development and innovation, Vice President & General Manager, Commercial Building Controls from 2008 to 2010, leading growth initiatives across a broad commercial building controls portfolio, and Integration Leader from 2007 to 2008 resulting in Honeywell’s successful acquisition and integration of Maxon Corporation. Ms. Sohovich served as Vice President, Six Sigma for Honeywell from 2004 to 2005. Her earlier experience includes Plant Management, Repair and Overhaul Shop Management, Quality Management and service as an officer in the United States Navy. Ms. Sohovich’s qualifications to be a member of our Board include her extensive executive management and leadership experience, broad knowledge of industrial manufacturers, global mindset and direct experience in driving innovation and strategic growth initiatives.

First Time Nominee For Director Election

RICHARD J. HIPPLE	Age: 64	Director Nominee	Committees: CMDC, CG
Mr. Hipple serves on the Board of Director’s Corporate Governance and Compensation and Management Development Committees. Mr. Hipple is the retired Executive Chairman of the board of directors of Materion Corporation, a title he held until December 2017. Materion is an integrated producer of engineered materials and coatings used in a range of electrical, electronic, thermal, optical, and structural applications. Previously, he was the Chairman, President, and Chief Executive Officer of Materion from 2006 to 2017 and its President and Chief Operating Officer from 2005 to 2006. He initially joined Materion in 2001. Prior to joining Materion, Mr. Hipple served 26 years in roles of increasing responsibility at LTV Corporation, a large U.S. metals conglomerate, culminating in the position of President. Mr. Hipple has served on the board of directors of Ferro Corporation since 2007 (having served as Lead Independent Director, Chair of the Compensation Committee and member of the Governance Committee) and the board of directors for KeyCorp since 2012 (having served on the Risk Committee and Audit Committee). He also is a member of a number of civic boards and associations, including at present the board of the Greater Cleveland Partnership, and the Cleveland Institute of Music as Chairman of the trustees. Mr. Hipple is a graduate of Drexel University with a Bachelor of Science degree in engineering. Our Board appointed Mr. Hipple to the Board as a director in December 2017. Mr. Hipple’s qualifications to be a member of our Board include his extensive executive management and leadership experience and an accomplished record of leading transformational global growth and product diversification, including through acquisitions. Additionally, Mr. Hipple brings a wealth of additional public company board experience to our Board.

Director Independence Assessment

The Board has adopted categorical standards to guide it in determining director independence. Under these standards, which are part of our Corporate Governance Guidelines, an “independent” director must meet the independence requirements in the New York Stock Exchange (NYSE) listing standards, including the requirement that the Board must have affirmatively determined that the director has no material relationships with the Company, either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company.

a.

A director will not be independent if (i) the director is, or was within the preceding three years, employed by the Company; (ii) an immediate family member of the director is, or was within the preceding three years, employed by the Company as an “executive officer” (as such term is defined by the NYSE) other than on an interim basis; (iii) the director or any immediate family member has received from the Company, during any 12 consecutive months within the preceding three years, more than $120,000 in direct compensation from the Company, other than compensation received by an immediate family member of a director for service as a non-executive employee of the Company and director and committee fees and deferred compensation for prior service, provided, that such deferred compensation is not contingent on continued service; (iv) the director is employed by the Company’s independent auditor; (v) an immediate family member of the director is employed by the Company’s independent auditor (I) as a partner or (II) otherwise as an employee who personally works on the Company’s audit; (vi) the director or an immediate family member was within the last three years a partner or employee of the Company’s independent auditor and personally worked on the Company’s audit within that time; or (vii) a Company executive officer is, or was within the preceding three years, on the board of directors of a company which, at the same time, employed the Company director or an immediate family member of the director as an executive officer.

b.

The following commercial and charitable relationships will not be considered material relationships that would impair a director’s independence: (i) if a Company director is an employee, or an immediate family member is an executive officer, of another company that does business with the Company and, within any of the last three fiscal years, the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of the other company; (ii) if a Company director is an employee, or an immediate family member is an executive officer, of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 1% of the total consolidated assets of the other company; and (iii) if a Company director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization are less than 1% of such organization’s total annual charitable receipts, provided, that the amount of the Company’s contributions shall not include the matching of charitable contributions by Barnes Group Foundation, Inc. pursuant to the Matching Gifts Program.

c.

For relationships not covered by b. above, the directors who are independent under the Corporate Governance Guidelines in a. and b. above will determine whether the relationship is material and, therefore, whether the director is “independent.” The Company will explain in the next proxy statement the basis of any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical standards of immateriality in b. above.

The Board has determined that, other than Messrs. Dempsey and Männer, all of our director nominees are independent under the listing standards of the NYSE and the above categorical standards. Under the NYSE listing standards, Mr. T. Barnes became an independent director effective January 1, 2018 - three years after he retired from employment with the Company on December 31, 2014.

Process For Selecting Director Nominees, Stockholder Recommended Director Candidates

Nominee Qualifications

The Corporate Governance Committee strives to maintain an engaged and independent Board with broad and diverse qualifications that serve the long-term interests of our stockholders. Candidates for Director shall be selected on the basis of their qualifications, such as:

●	Character, wisdom, judgment and integrity;
●	Experience in positions with a high degree of responsibility;
●	Prominence and accomplishments in areas relevant to the Company’s business activities;
●	Understanding of the Company’s business environment;
●	Strategy-development, experience in technology-laden industrial businesses, and/or other relevant firms;
●	Capacity and desire to represent the interests of the Company’s stockholders as a whole;
●	Commitment to maximize stockholder value;
●	The extent to which the interplay of the nominee’s skills, knowledge, expertise and diversity of background with that of the other Board members will help build a Board that is effective in collectively meeting the Company’s strategic needs and serving the long-term interests of the Company and its stockholders; and
●	Ability to devote sufficient time to the affairs of the Company.

Director Nominee Selection Process

The Corporate Governance Committee will consider director candidates recommended by stockholders of the Company, directors, officers and third-party search firms. When utilizing a third-party search firm, the search firm is instructed to identify candidates based on criteria specified by the Corporate Governance Committee, perform initial screenings of the candidates’ resumes and conduct initial interviews. The Corporate Governance Committee evaluates stockholder-recommended candidates in the same manner as all other candidates. Information for stockholders wishing to submit a recommendation is located on page 67.

Recommendations from	Corporate Governance Committee	Board of Directors	Stockholders

-Stockholders -Management -Directors -Search firms	-Interviews candidates -Reviews candidacy against stated qualifications and criteria -Makes a recommendation to the Board of Directors	-Reviews Corporate Governance Committee recommendation -Selects director nominees	-Vote on nominees at annual meeting

Board Size

Our Corporate Governance Guidelines provide that the Board should generally have no fewer than six and no more than twelve directors. The Board currently has twelve directors. Following the 2018 Annual Meeting there are still expected to be twelve directors. Each director is required to resign from the Board no later than the annual meeting of stockholders following his or her 75th birthday. Each director is also required to advise the Chairman of the Board of any change in his or her status, including a change in employment or service on other boards of directors, or retirement from his or her principal occupation or another board of directors. Mr. T. Barnes, Chairman of the Board, is designated to preside at executive sessions of non-management directors. Mr. McClellan, the Lead Independent Director, is designated to preside at executive sessions of the independent directors.

Board Leadership

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management and a highly engaged and high-functioning Board. The Company’s Corporate Governance Guidelines provide the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors including the specific needs of the business and what is in the best interests of the Company’s stockholders. Our Chairman had been classified as non-independent under the NYSE listing standards and the Board’s categorical standards as a former Company employee but as of January 1, 2018, he became independent because he retired from the Company more than three years prior to that date. While our Chairman is now independent, the Board has maintained a Lead Independent Director elected by our independent directors. Mr. McClellan continues to serve as Lead Independent Director.

Responsibilities of the Lead Independent Director are:

●	Preside at all meetings of the Board at which the Chairman of the Board is not present;
●	Preside at executive sessions of the independent directors;
●	Serve as a liaison between the Chairman of the Board and the independent directors;
●	Together with the Chairman of the Board, determine the nature and scope of the information sent to the Board;
●	Approve the final meeting agendas for the Board following review by the Chairman of the Board; and
●	Approve meeting schedules to ensure that there is sufficient time for discussion of all agenda items.

The Board believes that the current structure is appropriate for the Company and provides for effective independent Board leadership and engagement. This structure is enhanced by the fact that the Board’s Audit, Compensation and Corporate Governance Committees are comprised entirely of independent directors. Further, the Company’s non-management directors meet in regularly scheduled executive sessions, and the independent directors also periodically meet in executive sessions.

Board Committees

We have a standing Audit Committee, Compensation and Management Development Committee and Corporate Governance Committee. The primary responsibilities for each of these committees are summarized below. Charters for the committees are available on the Company’s website, www.BGInc.com.

All members of the Audit Committee, Compensation and Management Development Committee and Corporate Governance Committee are independent within the meaning of the NYSE listing standards and the Board’s categorical standards, and all members of both the Audit Committee and the Compensation and Management Development Committee meet the additional independence requirements of the NYSE listing standards that are applicable to members of such committees.

Audit Committee
The Audit Committee is responsible for overseeing accounting policies and practices, financial reporting and the internal controls structure. The Audit Committee also has responsibility for overseeing legal and regulatory compliance and our independent auditor’s qualifications, performance and independence, and for risk oversight of the Company generally. The Board has determined that Mr. Morgan, who qualifies as an independent director under the NYSE listing standards and the Company’s Corporate Governance Guidelines, is an “audit committee financial expert” as defined by the Securities and Exchange Commission (SEC). For additional information about the Audit Committee’s oversight of the risks faced by the Company, see “Board Role in Risk Oversight” on page 18 and the “Audit Committee Report” on page 62.
Meetings in 2017: 8 Committee Chair: William J. Morgan Committee Members: Elijah K. Barnes Thomas J. Hook Hassell H. McClellan Anthony V. Nicolosi
Compensation and Management Development Committee
The Compensation Committee acts on behalf of the Board to establish the compensation of executive and other key officers and provides oversight of the Company’s compensation philosophy and of compensation policies and practices as they relate to risk management. The Compensation Committee also acts as the oversight committee with respect to the Performance-Linked Bonus Plan, the 2014 Barnes Group Inc. Stock and Incentive Award Plan (the Stock and Incentive Award Plan), and other arrangements covering executive officers and other senior management. The Compensation Committee’s processes for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section. In overseeing those plans and programs, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company or the Company’s Benefits Committee. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers.
The Compensation Committee also oversees succession planning programs, including plans for the Chief Executive Officer and key officers, and reports to the Board at least annually regarding the strengths and weaknesses of the Company’s processes for management development and succession planning. Compensation Committee agendas are established in consultation with the Compensation Committee Chair and its independent compensation consultant. The Compensation Committee has sole authority to retain outside advisors to assist in evaluating executive officer compensation, and approve the terms of engagement including the fees of such advisors. The Compensation Committee typically meets in executive session without management present during each meeting.
Meetings in 2017: 6 Committee Chair: Mylle H. Mangum Committee Members: Gary G. Benanav Richard J. Hipple JoAnna L. Sohovich

Corporate Governance Committee
The Corporate Governance Committee makes recommendations concerning Board membership, functions and compensation and the Company’s overall corporate governance policies and practices. The Corporate Governance Committee serves as the nominating committee for the Board. Additional responsibilities include board succession matters, the annual performance review of the Chairman of the Board, reviewing matters relating to potential director conflicts of interest, overseeing the Company’s practices related to political activities, and administering the Company’s related person transactions policy.	Meetings in 2017: 6 Committee Chair: Hassell H. McClellan Committee Members: Gary G. Benanav Richard J. Hipple Thomas J. Hook William J. Morgan

Board and Committee Meeting Attendance 2017

Directors are expected to attend our annual meeting of stockholders, all Board meetings and meetings of the committees on which they serve. Our Board held six regular meetings and two special meetings during 2017. Overall attendance at Board and committee meetings during 2017 was over 99% for directors. All directors attended the 2017 Annual Meeting.

Board Role In Risk Oversight

While risk management is the responsibility of the Company’s management team, the Board is responsible for oversight of the Company’s risk management activities. The Audit Committee has been designated by the Board to take the lead in overseeing risk management at the Board level.

Board of Directors
BOARD
	Audit Committee	Compensation and Management Development Committee	Corporate Governance Committee

MANAGEMENT	Internal Audit	Compliance Committee	Senior Leadership Team	Disclosure Committee

Board of Directors

The Board’s primary risk oversight function has been assigned to the Audit Committee. The full Board also periodically receives information about the Company’s risk management activities and the most significant risks that the Company faces. This is accomplished through attendance at Audit Committee meetings by the other Board members when warranted and by addressing significant risks with the full Board at Board meetings or in executive sessions as appropriate.

Audit Committee

By its charter, the Audit Committee is required to discuss policies and guidelines that govern the risk assessment and risk management process, including assigning responsibility with respect to particular risks to other committees of the Board, and meeting periodically with management to review and assess the Company’s major financial risk exposures and the manner in which they are being monitored and controlled. Accordingly, the Audit Committee reviews risk assessment and risk management, including in the following areas:

●	Legal compliance;
●	Internal audit;
●	Financial controls;
●	Litigation; and
●	Health, safety and environment.

In conducting these reviews, the Audit Committee considers the nature of the material risks the Company faces and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks. The Audit Committee also receives reports from management and other advisors, including periodic risk assessments by the Company’s Internal Audit department.

Compensation and Management Development Committee

The Compensation and Management Development Committee oversees compensation programs so that they are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee also:

●	Evaluates and reviews our incentive compensation arrangements annually based on an inventory of all relevant compensation programs prepared by the Human Resources department which includes details of the principal features of the programs, including key risk mitigation factors to ensure that our employees, including our NEOs, are not encouraged to take unnecessary risks in managing our business; and
●	Reviews and provides input to management regarding compensation risk management, including whether compensation arrangements incentivize unnecessary and excessive risk taking.

Corporate Governance Committee

The Corporate Governance Committee makes recommendations concerning the Company’s overall corporate governance policies and practices, including:

●	Reviewing potential director conflicts of interest;
●	Overseeing practices related to political activities; and
●	Administering the related person transactions policy.

Communication With Our Board

We have posted our Policy Regarding Reporting of Complaints and Concerns on our website. The policy provides that stockholders and other interested parties may communicate with the Board, a committee of the Board, the independent directors or with an individual director, by any of the following methods:

BY PHONE 1-800-300-1560

BY INTERNET https://www.compliance-helpline.com/welcomepagebarnesgroup.jsp

BY MAIL Barnes Group Corporate Compliance Alertline P.O. Box PMB 3667 13950 Ballantyne Corporate Place, Ste. 300 Charlotte, NC 28277-2712

All complaints and concerns reported by the above methods will be received by a third-party provider, who will forward each complaint or concern to the Office of the General Counsel which is responsible for relaying communications to the Board. The Chair of the Audit Committee receives regular summary reports of all reported complaints and concerns.

Investor Outreach

On September 7, 2017, the Company held its inaugural investor day to provide an overview of our Company, share our vision and strategy and engage our top stockholders. The investor day was well attended both in-person and via webcast by many institutional investors.

We also continued annual outreach to our institutional stockholders in 2017. In an effort to solicit our top stockholders’ views on governance and executive compensation matters, we reached out to our top twenty-five stockholders. Two stockholders accepted our offer to discuss key aspects of our governance and compensation programs. During those meetings, we highlighted key governance practices and aspects of our current executive compensation program. These stockholders shared perspectives on various governance matters that were in general alignment with Company policy and practices described in this proxy statement.

DIRECTOR COMPENSATION IN 2017

The Corporate Governance Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. As part of its review, the Corporate Governance Committee periodically obtains competitive market data. The Company’s director compensation program is designed to attract and retain highly qualified directors and to reward the time, effort, expertise and accountability required of active Board membership. In general, the Corporate Governance Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the Board.

Director Compensation Program

The following table describes the components of our non-employee director compensation program for 2017:

Compensation Element	Description
Cash Retainer (paid quarterly)	●	$87,500
Annual Equity Retainer	●	RSUs valued at approximately $97,500 that vest quarterly granted to Board members in February
	●	Accelerated vesting in the event of a change in control, service terminates as a result of death or disability, or retirement after attaining age 75
	●	Dividend equivalents equal to the dividend per share are paid on each unvested RSU on each dividend payment date
Annual Chair Retainer (paid quarterly)	●	Chairman of the Board	$100,000
	●	Audit Committee	$17,500
	●	Compensation Committee	$15,000
	●	Corporate Governance Committee	$10,000
Other Fees	●	Eligible to earn a $1,500 fee for:
– Serving on or chairing ad hoc or special committees of the Board
– Participating in specific Board projects, such as attending meetings with the Company’s senior management and interviewing prospective director or senior officer candidates
Other Benefits	●	Business travel accident insurance
	●	Matching charitable gifts under the Barnes Group Foundation, Inc., the Company’s charitable foundation
	●	Life insurance and accidental death and dismemberment insurance (only for directors who joined before January 1, 2012)
New Director Award (one-time grant)	●	RSUs equal to a pro rata portion of the annual equity retainer vesting over the remainder of the service year
	●	Dividend equivalents equal to the dividend per share are paid on each unvested RSU on each dividend payment date
Non-Management Director Stock Ownership Requirements	●	Ownership of five times the annual cash retainer
	●	Each of our non-management directors met this requirement as of January 1, 2018, with the exception of our newest directors, Richard J. Hipple, Anthony Nicolosi and Thomas J. Hook who joined the Board in December 2017, May 2017 and May 2016, respectively

Deferred Compensation

Under the Non-Employee Director Deferred Stock Plan each non-employee director who joined the Board before December 15, 2005 was granted the right to receive 12,000 shares of Common Stock when his or her membership on the Board terminates or, if sooner, when a change in control occurs. The plan also provides for the payment of dividend equivalents equal to one dividend per share for each dividend payment date payable quarterly and in cash.

Under the Directors’ Deferred Compensation Plan each non-employee director may defer all or a portion of his or her Board retainer and meeting fees, and/or the dividend equivalents paid under this plan. Directors may elect to credit such deferred compensation to a cash account, a phantom stock account, or a combination of the two.

Non-Management Director Stock Ownership Requirements

As reflected above, under our stock ownership requirements, each of our non-management directors is required to accumulate an ownership position in Company Common Stock equal in value to five times the annual cash retainer. Two-thirds of the value of unvested RSUs count toward achieving ownership requirements. Directors are required to retain all net after-tax proceeds from Company equity grants until ownership levels are met. Once ownership levels are met, the requirement is converted to a fixed number of shares, subject to increases based on increases to the annual cash retainer.

Director Compensation in 2017

The following table sets forth the aggregate amounts of compensation information for the year ended December 31, 2017 for non-management directors.

Name of Director	Fees Earned or Paid in Cash	Stock Awards [1]	Changes in Pension Value and Nonqualified Deferred Compensation Earnings [2]	All Other Compensation [3]	Total
Thomas O. Barnes	$187,500	$97,512	$0	$72,238	$357,250
Elijah K. Barnes	87,500	97,512	0	0	185,012
Gary G. Benanav	89,000	97,512	7,212	317	194,041
Richard J. Hipple	7,145	16,295	0	0	23,440
Thomas J. Hook	90,500	97,512	0	0	188,012
Mylle H. Mangum	102,500	97,512	0	317	200,329
Hans-Peter Männer	95,000	97,512	0	0	192,512
Hassell H. McClellan	106,500	97,512	0	317	204,329
William J. Morgan	105,000	97,512	0	317	202,829
Anthony V. Nicolosi	66,393	74,283	0	0	140,676
JoAnna L. Sohovich	88,500	97,512	0	0	186,012
1.

Stock Awards represent the aggregate grant date fair value of RSUs granted to directors under the Stock and Incentive Award Plan. The amounts differ from the annual retainer amount of $97,500 because the number of RSUs subject to the annual equity retainer is calculated using the average closing price of our Common Stock for the first 15 trading days of 2017. The amount for Messrs. Hipple and Nicolosi reflect partial years based on their date of election or appointment.

2.

Mr. Benanav participates in the Barnes Group Inc. Directors’ Deferred Compensation Plan. Interest is calculated each quarter, on the amount of deferred director fees and dividends, based upon the rate of interest for prime commercial loans on the first business day of each quarter. Any preferential amount would be determined by calculating the difference between the actual interest credited to Mr. Benanav and the interest that would have been earned using 120% of a ten-year Treasury bill rate. During 2017, there was $7,212 of preferential interest earned and the aggregate balance of this deferred compensation at December 31, 2017 was $2,211,134.

3.	The compensation represented by the amounts for 2017 set forth in the “All Other Compensation” column above is detailed in the following table:

Name of Director	Taxes Paid on All Other Compensation [a]	Life Insurance Premium [b]	Other [c]	Total
Thomas O. Barnes	$19,990	$52,248	$0	$72,238
Elijah K. Barnes	0	0	0	0
Gary G. Benanav	0	0	317	317
Richard J. Hipple	0	0	0	0
Thomas J. Hook	0	0	0	0
Mylle H. Mangum	0	0	317	317
Hans-Peter Männer	0	0	0	0
Hassell H. McClellan	0	0	317	317
William J. Morgan	0	0	317	317
Anthony V. Nicolosi	0	0	0	0
JoAnna L. Sohovich	0	0	0	0
a.

Includes taxes paid pursuant to the terms of the SEELIP, under which the Company pays the policy premiums, and pays the income tax liability arising from its payment of the premiums and taxes. The SEELIP was closed to new participants effective April 1, 2011. The amount reflected is based on the maximum tax rates of the director’s jurisdiction.

b.

At December 31, 2017, the aggregate balance included $17,727 of life insurance premiums paid on behalf of Mr. T. Barnes under the SEELIP and $34,521 of income related to a split dollar life insurance policy. The compensation associated with the split dollar life insurance agreement was calculated by determining Mr. T. Barnes’ current share in the policy and multiplying that by an estimated term life insurance rate based upon certain factors such as the age of the insured and the amount of the policy.

c.	Included in “Other” are life and accidental death and dismemberment insurance premiums paid by the Company for the benefit of Ms. Mangum and Messrs. Benanav, McClellan and Morgan.

Director Compensation Changes Effective January 1, 2018

In 2017, the Corporate Governance Committee reviewed the Company’s non-management director compensation program. The Company considered feedback received from director search firms. In addition, the Company engaged Meridian Compensation Partners, LLC (Meridian) to benchmark director compensation programs of peer companies. As a result of this review and in order to continue to attract qualified director candidates, in July 2017 the Corporate Governance Committee recommended, and the Board approved, revised compensation for non-management directors. Effective January 2018, the directors’ annual cash retainer increased by $7,500 to $95,000 and the annual RSU award increased by $7,500 to a value of $105,000.

COMPENSATION DISCUSSION AND ANALYSIS

Proposal 2 – Advisory Vote To Approve The Company’s Executive Compensation

We seek our stockholders’ advisory (non-binding) vote for the resolution to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis (CD&A), the executive compensation tables, and the accompanying narrative disclosure regarding named executive officer compensation. This advisory proposal, known as a “say-on-pay” vote, gives stockholders the opportunity to vote whether or not to approve the compensation of our named executive officers as described in this proxy statement.

We recognize our stockholders’ interest in the Company’s executive compensation program. As such, we currently hold an annual say-on-pay vote. Our next say-on-pay vote will occur at our 2019 Annual Meeting.

The Company’s executive compensation programs are designed to attract, engage and retain highly qualified, high performing executive officers. The Company has a strong pay-for-performance philosophy, so we closely align our named executive officers’ compensation with the Company’s performance. We encourage stockholders to review the CD&A for a detailed description of our executive compensation programs. The Board recommends that stockholders vote FOR the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the accompanying executive compensation tables and the related narrative discussion.”

This vote is advisory, which means that it is not binding on the Board or the Compensation and Management Development Committee (Compensation Committee), nor will it affect any compensation paid or awarded to any named executive officer. However, the Board and the Compensation Committee will review and consider the voting results when evaluating our future executive compensation arrangements.

The Board recommends an advisory vote FOR the resolution to approve the Company’s executive compensation.

Executive Summary

This Compensation Discussion and Analysis (CD&A) provides a detailed description of our executive compensation philosophy and programs, the compensation decisions that the Compensation Committee has made under those programs and the underlying factors considered in making those decisions as well as the alignment and relationship between the Company’s 2017 performance and the resulting compensation. We also provide details regarding the individual components of our executive compensation programs and explain how and why the Compensation Committee makes decisions to establish executive compensation at particular levels. Our named executive officers (NEOs) for 2017 were:

NEO	Title
Patrick J. Dempsey	President and Chief Executive Officer
Christopher J. Stephens, Jr.	Senior Vice President, Finance and Chief Financial Officer
Scott A. Mayo	Senior Vice President, Barnes Group Inc., and President, Barnes Industrial
Michael A. Beck	Senior Vice President, Barnes Group Inc., and President, Barnes Aerospace
Dawn N. Edwards	Senior Vice President, Human Resources
James P. Berklas [1]	Former Senior Vice President, General Counsel and Secretary
1.	Mr. Berklas separated from employment with the Company, effective August 11, 2017.

Performance Highlights

The Company’s annual compensation program closely links compensation to Company performance and results. In 2017, the Company continued to execute on our four strategic pillars:

1.	Build a world-class company focused on high margin, high growth businesses;
2.	Leverage the Barnes Enterprise System (BES) as a significant competitive advantage;
3.	Expand and protect our core intellectual property to deliver differentiated solutions; and
4.	Effectively allocate capital to drive top quartile Total Shareholder Return.

The effectiveness and execution of our global growth strategy resulted in a total return of nearly 35% to our stockholders in 2017, surpassing the broader indices of the S&P 600 and Russell 2000. Additionally, the Company finished 2017 with an impressive sales increase of 17%, with 11% organic sales growth. Adjusted EPS grew despite certain operational challenges in the Industrial segment. We continued to maintain a well-positioned balance sheet and reliable cash generation.

In the second quarter of 2017, the Company completed its acquisition of the assets of the privately held Gammaflux L.P. business (Gammaflux), a leading supplier of hot runner temperature and sequential valve gate control systems to the plastics industry. The acquisition of Gammaflux complements the Company’s Molding Solutions business unit by incorporating further in-house capabilities in the area of temperature control solutions for injection molding, extrusion, blow molding, thermoforming and other applications.

The Company’s performance relies on organizational alignment behind BES and the strategic enablers – Innovation and the Talent Management System. Within BES, our business maturity levels improved at many of our sites and functions as we trained another 800 active employees to become BES advocates. Regarding Innovation, we have evolved our internal engineering council to now include customer-facing cross-functional representation and renamed it the Global Innovation Forum. This group is converting new ideas into innovations yielding enhanced customer value and helping to drive organic growth. Our Talent Management System focus resulted in substantial progress on systems and processes to attract, develop and retain top talent with the skills necessary to accelerate the Company’s performance to the next level. BES, coupled with our strategic enablers, drive our commercial and operational excellence and create value for all of our key stakeholders – our employees, customers, stockholders and community.

Pay for Performance

The Company’s executive compensation programs for 2017 remained relatively unchanged from 2016, except for the long-term incentive mix for Mr. Dempsey which was 60% performance share awards, 20% restricted stock units and 20% stock options in 2017 (versus 57%, 26%, 17%, respectively, in 2016). Under the Performance Share Award program for the 2017-2019 three-year measurement period, the Company maintained two measures -Total Shareholder Return (TSR) relative to the performance of the Russell 2000 companies, and Return On Invested Capital (ROIC) performance against an absolute internal goal as determined by the Compensation and Management Development Committee (Compensation Committee) and approved by the Board of Directors.

For our 2017 annual incentive compensation program, we continued to use Company-wide consolidated Revenue (Revenue), diluted Earnings Per Share (EPS) and Days Working Capital (DWC). These three corporate measures applied to Messrs. Dempsey, Stephens, Berklas and Ms. Edwards. Messrs. Mayo and Beck were measured 40% on these corporate measures and 60% on the performance of the Industrial segment and Aerospace segment, respectively. Overall, this combination of performance measures is designed to emphasize profitable revenue growth, productivity and cash generation.

Results under our 2017 annual incentive compensation program are determined first according to generally accepted accounting principles (GAAP) but then may be adjusted to include or exclude certain unusual, non-recurring, or other adjustments in accordance with Section 162(m) of the Internal Revenue Code and as provided under our stockholder approved Performance-Linked Bonus Plan (PLBP). See page 33, notes 1-4. The Compensation Committee also retains negative discretion in accordance with Section 162(m) of the Internal Revenue Code to further reduce, but not increase, actual awards paid to NEOs under the PLBP. The adjusted financial performance results certified by the Compensation Committee under the PLBP are non-GAAP financial measures.

For Messrs. Dempsey, Stephens and Ms. Edwards, we calculated annual incentive compensation using the following corporate measures and weighting (resulting in a payout of 242% of target):

Corporate Performance Measures	Weighting (%)	As Certified 2017 Results*	Comparison to Target	% Payout
Diluted EPS	60	$2.80	$0.20 above target	203%
Revenue (in millions)	20	$1,436	$121 above target	300%
Days Working Capital (DWC)	20	116	7 days below (better than) target	300%

For Mr. Mayo, we calculated annual incentive compensation using the above corporate measures and weighting, and the following measures and weighting for the Industrial segment (resulting in a payout of 143% of target):

Industrial Performance Measures	Weighting (%)	As Certified 2017 Results*	Comparison to Target	% Payout
Operating Profit (in millions)	60	$134.9	$8.2 below target	38%
Revenue (in millions)	20	$974	$74 above target	300%
Days Working Capital (DWC)	20	104	5 days below (better than) target	300%

For Mr. Beck, we calculated annual incentive compensation using the above corporate measures and weighting, and the following measures and weighting for the Aerospace segment (resulting in a payout of 198% of target):

Aerospace Performance Measures	Weighting (%)	As Certified 2017 Results*	Comparison to Target	% Payout
Operating Profit (in millions)	60	$44.2	$1.5 above target	146%
Revenue (in millions)	20	$408	$22 above target	264%
Days Working Capital (DWC)	20	127	3 days below (better than) target	290%
*	Detailed descriptions of the measures and process used to determine adjustments can be found in the “Annual Cash Incentive Awards” section on page 32.

Long-term incentive (LTI) awards are the largest component of our NEOs’ annual compensation opportunity. The program consists of performance share awards (PSAs) that are earned based on key performance criteria: time-based restricted stock units (RSUs); and stock options. Our NEOs’ 2017 measures and weightings are shown below:

LTI	PSAs

For 2017, our CEO’s long-term incentive award weightings were revised to 60% PSAs, 20% Stock Options, and 20% RSUs to place additional emphasis on performance-based compensation given his leadership and responsibility for executing the long-term strategy and continued transformation of the Company.

The 2017 PSAs measure the Company’s three-year relative TSR performance against the performance of Russell 2000 Index companies and three-year ROIC performance against an absolute internal goal. The grants made in 2017 cover the 2017 to 2019 performance period. Payouts, if any, under the 2017 grants will be made in 2020.

In 2017, the 2014 PSA grant, for the 2014-2016 three-year performance period, paid out at 127% of target, based on the following certified performance results:

Performance Measure	3 Year Growth	Relative Performance Level (Percentile)
TSR	33%	55th
EBITDA Growth (in millions)	31%	57th
Diluted EPS Growth	33%	64th

Detailed descriptions of the performance results can be found in the “Payouts in the Last Year” section on page 37.

Compensation and Governance Practices

The Compensation Committee periodically reviews what it considers to be best practices in governance and executive compensation.

What We Do	What We Don’t Do
Link executive pay to company performance through our annual and long-term incentive plans
Balance among short- and long-term incentives, cash and equity and fixed and variable pay
Compare executive compensation and Company performance to relevant peer group companies
Require executives to meet minimum stock ownership requirements
Maintain a clawback policy to recapture incentive compensation in certain circumstances
Provide only limited perquisites
Actively engage with stockholders
Restrictions on pledging and margin call arrangements by directors and executives

No single-trigger change-in-control severance or equity award provisions
No executive employment agreements
No hedging by executives or directors of equity holdings
No dividends equivalents on performance shares unless and until awards are earned
No tax gross-ups
No repricing of underwater stock options
No aspect of the pay policies or practices pose material adverse risk to the Company

Say-On-Pay Vote

The Compensation Committee believes that our executive compensation programs are consistent with our pay-for-performance philosophy. Each year, we evaluate our programs in light of the strategic direction of the Company, market conditions, stockholder views (including the results of our annual say-on-pay resolution), and governance considerations, and make changes deemed appropriate for our business. Our Board of Directors has recommended that the Company maintain an annual frequency for the say-on-pay vote, such recommendation having the support of almost 79% of votes cast at our 2017 Annual Meeting. Also, at the 2017 Annual Meeting, we had strong support on the compensation for our NEOs, with over 98% of the votes cast in favor of our say-on-pay resolution. We continue to evaluate our compensation programs by taking into account the voting results, investor feedback through our annual outreach efforts, and other factors used in assessing our executive compensation programs as discussed in this CD&A.

Executive Compensation Philosophy And General Objectives

We believe that executive compensation should and does align, support and reinforce the Company’s pay-for-performance philosophy. Our NEO compensation is closely aligned with the Company’s performance on both a short- and long-term basis. We tie a significant portion of the compensation opportunity for our NEOs directly to the Company’s stock performance and other metrics that drive stockholder value. As a result, if the Company’s performance meets or exceeds pre-established performance targets, including achieving performance levels at or above the 50th percentile, compared to the Russell 2000 Index, and our stock price increases, the NEOs can realize significant compensation in the form of annual cash incentive and long-term equity payouts. If the Company’s performance does not meet pre-established performance targets, such as performance below the 50th percentile compared to Russell 2000 Index companies or other performance targets, and/or our stock price declines, the NEOs have significant downside financial risk.

The Company aims to provide our NEOs with total direct compensation targeted at market competitive levels relative to a defined peer group of companies (Peer Group) or applicable survey data. Individual executive compensation may be above or below the target range based on the individual’s performance, experience, skill set and responsibilities. We also use proxy and survey data to inform the Compensation Committee about the external market value of our executive roles to ensure compensation levels are appropriate and will attract high quality executives, provide the proper incentives to our NEOs to achieve our strategic objectives and retain our NEOs over the long term.

The primary objective of the Company’s executive compensation program is to support our long-term strategic business goals of building lasting stockholder value and achieving sustainable profitable growth. To support these goals, our compensation programs for our NEOs are designed to:

●	Provide appropriate incentives by linking and balancing significant short- and long-term compensation opportunities to Company performance and TSR;
●	Reward NEOs who contribute meaningfully to achieving our strategic objectives;
●	Require NEOs to hold a significant equity investment in our Company so that they manage the business from the perspective of stockholders;
●	Align our compensation polices with stockholders’ long-term interests by assigning a significant portion of potential compensation to performance-based pay elements that depend on achieving the Company’s goals, but that do not encourage excessive risk-taking;
●	Attract, engage and retain highly qualified, high performing individuals by offering competitive, balanced compensation arrangements based upon clear goals that vest on continued employment; and
●	Maximize the tax effectiveness of the total compensation and benefits package, and minimize potentially adverse tax and accounting consequences, in each case to the extent practicable.

Total Direct Compensation In 2017

Total direct compensation includes: annual base salary, annual cash incentive awards and long-term incentive awards. The Compensation Committee can vary the performance measures from year to year as needed to reinforce strategic priorities. In addition, our NEOs are eligible for change-in-control and severance benefits; benefits under our qualified and non-qualified defined benefit and/or defined contribution programs; executive life insurance programs; and limited perquisites.

In 2017, performance-based compensation in the form of annual and long-term incentives constituted:

●	Over 83% of total direct compensation at target for our CEO; and
●	Over 62% of total direct compensation at target for our other NEOs, on average.

The actual mix of compensation for our CEO and other NEOs is shown below:

CEO	Other NEOs

The Summary Compensation Table on page 43 provides details regarding actual compensation for each NEO.

Executive Compensation Process

The Compensation Committee is responsible for determining the types and amounts of compensation paid to our NEOs. The Compensation Committee uses several tools to make these determinations, including external consultants and peer group analysis.

External Consultants

Consistent with prior years, management outsourced certain executive compensation analysis to Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (Mercer). As part of these services in 2017, Mercer compiled annual competitive compensation data and reviewed the Company’s compensation practices in terms of competitiveness, appropriateness and alignment with our performance, and mix of pay.

The Compensation Committee directly retains its own consultant, Meridian Compensation Partners, LLC (Meridian), to assist in its oversight of the executive compensation program. Meridian’s assistance includes reviewing and assessing information provided by management, including analysis furnished by Mercer. Meridian did not provide any services to the Company in 2017 other than advice on director and executive compensation.

Meridian regularly participates in Compensation Committee meetings, both with and without Company management, and advises the Compensation Committee on compensation trends and best practices, plan design, pay and performance alignment, and the process used to determine the reasonableness of individual compensation awards. The Compensation Committee believes that using a separate consultant helps ensure that the Company’s executive compensation program is reasonable and consistent with Company goals and evolving governance considerations. In addition, the Compensation Committee from time to time directly retains its own outside legal counsel.

Before retaining a compensation consultant or any other external advisor, the Compensation Committee evaluates the independence of such advisors. In 2017, the Compensation Committee assessed Meridian’s independence, taking into account SEC Rule 10C-1(b)(4) and the corresponding NYSE independence factors regarding compensation advisor independence. Based on this assessment, the Compensation Committee believes that there is no conflict of interest and that its advisor is able to independently advise the Compensation Committee.

2017 Peer Group

A primary data source used in setting NEO compensation is the information publicly disclosed by our Peer Group. The Peer Group is reviewed periodically and updated as appropriate to take into account changes in the size, scope, financial performance, ownership structure and business focus of the Company and the peer institutions.

The 2017 Peer Group remains as it was established in 2013 and was used in evaluating 2017 NEO compensation. Our 2017 Peer Group includes the following companies:

Actuant Corporation	Curtiss-Wright Corporation	IDEX Corporation
Altra Holdings Inc.	Donaldson Company, Inc.	Kennametal Inc.
B/E Aerospace, Inc.*	Enpro Industries Inc.	Nordson Corporation
Chart Industries	Esco Technologies	Standex International Corp.
Circor International, Inc.	Esterline Technologies Corporation	TriMas Corporation
Clarcor, Inc.*	Franklin Electric Company	Valmont Industries Inc.
Columbus McKinnon Corporation	Graco Inc.	Watts Water Technologies, Inc.
Crane Company	Hexcel Corp.	Woodward, Inc.
*	Not benchmarked in 2017 as these companies no longer exist as standalone public companies due to acquisitions.

For executive positions where public proxy data from our peers is not available, survey data representing similarly sized companies in manufacturing and general industrial is used for benchmarking purposes. In addition, in connection with our annual compensation review process, in July 2017 the Compensation Committee reviewed tally sheets for each NEO that provided total compensation information, including direct compensation and benefits, as well as possible payments under various termination scenarios.

Revised Peer Group in 2018

In 2017, the Compensation Committee requested a complete review of the Peer Group to reflect the strategic transformation of the Company’s business portfolio into a global provider of engineered products and differentiated industrial technologies, serving diversified end markets.

In developing the new Peer Group, we considered alignment to the Company’s long-term strategy and to the Company’s business portfolio and business model characteristics. The evaluation and review considered companies with revenue ranging from approximately one-half to two and a half times the Company’s revenue and that operated in at least one of the same industries as the Company. Companies that were less acquisitive or that did not share similar end-markets and customers were removed from consideration. In addition to these filters, we reviewed the following criteria to evaluate potential peer companies:

●	Critical technologies and intellectual property;
●	Multiple lines of businesses;
●	Multinational footprint;
●	Percent of revenue derived outside of the United States;
●	Included in the peer group assigned to the Company by at least one of the major proxy advisory firms; and
●	Includes the Company in its peer group.

The review and analysis also compared fiscal year-end performance using the following performance measures:

●	Revenue growth;
●	EBITDA/EBIT growth;
●	EPS growth;
●	Net margin;
●	ROIC (average for multi-year periods); and
●	TSR over 1-year, 3-year and 5-year periods as of December 31, 2016 to ensure comparability with the proposed Peer Group.

Based on this review and the factors evaluated and reviewed, ten companies were removed and six companies were added to the Company’s Peer Group. In October 2017, the Compensation Committee approved a new Peer Group for use in evaluating NEO compensation. Effective for 2018, the Company’s Peer Group will include the following 20 companies:

Actuant Corporation*	Franklin Electric Company*	RBC Bearings, Inc.
Albany International Corp.	Graco Inc.*	Standex International Corp.*
Circor International, Inc.*	Hexcel Corp.*	Teleflex Inc.
Crane Company*	IDEX Corporation*	Valmont Industries Inc.*
Enpro Industries Inc.*	Middleby Corp.	Watts Water Technologies, Inc.*
Esco Technologies*	Milacron Holdings Corp.	Woodward, Inc.*
FLIR Systems, Inc.	Nordson Corporation*
*	Also in our 2017 Peer Group.

The following companies were removed from our Peer Group: Altra Holdings, Inc.; B/E Aerospace, Inc.; Chart Industries; Clarcor, Inc.; Columbus McKinnon Corporation; Curtiss-Wright Corporation; Donaldson Company, Inc.; Esterline Technologies Corporation; Kennametal Inc.; and TriMas Corporation.

The Role of Executive Officers

Our President and Chief Executive Officer provides the Compensation Committee with a performance assessment for each of the other NEOs. In 2017, Mr. Dempsey provided the Compensation Committee with his assessments of NEO performance and recommendations on salary changes and annual equity grants. The Compensation Committee uses these assessments, along with other information, to determine NEO compensation. Mr. Dempsey, our CEO, and Ms. Edwards, Senior Vice President, Human Resources, as well as the Senior Vice President, General Counsel and Secretary, regularly attend Compensation Committee meetings at the request of the Compensation Committee, but they are not present for any discussion of their own compensation. In addition, Mr. Stephens, Senior Vice President, Finance, and Chief Financial Officer, provides financial information used by the Compensation Committee to make decisions regarding incentive compensation targets and related payouts.

Components Of Our Executive Compensation Program

For 2017, compensation for our NEOs included:

●	Base salary;
●	Annual cash incentive awards;
●	Long-term incentive awards;
●	Change-in-control and severance benefits;
●	Defined benefit or defined contribution retirement benefits and executive life insurance programs; and
●	Limited perquisites.

Base salary, annual cash incentive awards and long-term incentive awards are taken into account to set the target total direct compensation opportunity for each NEO. On average the target total direct compensation for Messrs. Dempsey, Stephens, Mayo, Beck, Berklas and Ms. Edwards approximates market competitive levels. Target total direct compensation for Messrs. Dempsey, Stephens, Mayo and Beck is based on Peer Group data; and target total direct compensation for Mr. Berklas and Ms. Edwards is based on survey data (as robust General Counsel and Head of Human Resources data is not available in proxy filings). In setting the target total direct compensation for our NEOs, the Compensation Committee may make decisions that vary from the Peer Group or competitive compensation survey data based on NEO experience, performance, retention considerations, range of responsibilities, and the nature and complexity of each NEO’s role.

Base Salary

Base salaries for executive officers are determined by the Compensation Committee and reviewed annually. They are typically increased at periodic intervals, often at the time of a change in position or assumption of new responsibilities. Base salary increases usually take effect on or around April 1st of each year, but may be made at other times if the Compensation Committee deems it appropriate based on internal and external considerations.

In determining whether to award merit-based salary increases to our NEOs, the Compensation Committee considered a number of factors, including:

●	Peer Group data and external market information;
●	Individual performance;
●	The level of responsibility assumed and the nature and complexity of each NEO’s role (including the number of years in the position, any recent promotion or change in responsibility or “impact” as a member of management, and the amount, timing and percentage of the last base salary increase);
●	The leadership demonstrated to create and promote a day-to-day working environment of unwavering integrity, compliance with applicable laws and the Company’s ethics policies, and global responsibility; and
●	The desire to retain NEOs capable of driving achievement of the Company’s strategic objectives and the marketability and criticality of retention of NEOs.

In 2017, the Compensation Committee adjusted NEO base salaries as follows:

Name of Executive	Base Salary Effective April 1, 2016	Base Salary Effective April 1, 2017	Change in Annual Base Salary	Change in Annual Base Salary (%)
P. Dempsey	$800,000	$825,000	$25,000	3%
C. Stephens, Jr.	461,000	475,000	14,000	3%
S. Mayo	425,000	440,000	15,000	4%
M. Beck	390,000	390,000	0	0%
D. Edwards	296,000	310,000	14,000	5%
J. Berklas	370,000	370,000	0	0%

Annual Cash Incentive Awards

Under the Performance-Linked Bonus Plan (PLBP), we pay annual cash incentive awards to reward the performance of our NEOs. For 2017, the PLBP was structured to pay amounts that meet the qualified performance-based compensation exception under Section 162(m) of the Internal Revenue Code. Except in circumstances of retirement, death, or disability, or certain instances of involuntary termination by the Company on or after November 1st of an award period, a NEO generally must be employed by us on the payment date to receive an annual cash incentive award. In 2017, all NEOs participated in the PLBP. Mr. Berklas’ participation in the PLBP ended when he separated from employment with the Company on August 11, 2017.

Under the PLBP, each NEO is assigned an award opportunity expressed as a percentage of his or her base salary, which varies by the NEO’s role. Each NEO’s annual cash incentive payout is generally determined based on our achievement of Company performance objectives.

The chart below details the cash incentive award opportunities available to each NEO for 2017 under the PLBP expressed as a percentage of base salary. Where performance falls between the threshold, target or maximum performance levels, the cash incentive award opportunity is calculated using straight-line interpolation.

	% of Salary
Name of Executive	Threshold Level	Target Level	Maximum Level
P. Dempsey	18.75%	75%	225%
C. Stephens, Jr.	12.50%	50%	150%
S. Mayo	12.50%	50%	150%
M. Beck	12.50%	50%	150%
D. Edwards	11.25%	45%	135%
J. Berklas	11.25%	45%	135%

The Compensation Committee generally establishes the target for each financial performance measure in December of each year based on review and approval of the Company’s annual business plan and budget. These targets are reviewed again at the Compensation Committee’s next meeting in February along with the Company’s full year financial performance. The Compensation Committee may establish and approve revised targets to the extent the Company’s annual business plan and budget are modified early in the year. We use financial performance objectives under the PLBP because they are consistent with our focus on driving strong business performance and increasing long-term stockholder value.

For fiscal year 2017, the corporate performance measures for the PLBP continued to be diluted Earnings Per Share (EPS), Revenue and Days Working Capital (DWC). Diluted EPS is used because it is a principal driver of our stock price. Revenue is used to drive growth in the size of our business. DWC is used to enhance focus on driving cash flow from operating activities.

For fiscal year 2017, all NEOs were evaluated at least in part on corporate measures. We evaluated NEOs, other than Messrs. Mayo and Beck, based 100% on the corporate measures in recognition of the key role that each plays in the overall management of the Company and in recognition of the impact of overall corporate strategies on segment results. For Messrs. Mayo and Beck, 40% of the determination was based on corporate measures and 60% of the determination was based on measures tied to the performance of their respective business segments, reflecting their specific responsibilities for segment performance.

The charts below show the PLBP performance measures and weightings for the NEOs for 2017:

Corporate Measures	Segment Measures

The charts below detail results certified by the Compensation Committee compared to the goals:

Corporate Goal	Threshold	Target	Maximum	As Certified 2017 Results	% Payout
Diluted EPS [1]	$2.50	$2.60	$2.99	$2.80	203%
Revenue (in millions) [2]	$1,249	$1,315	$1,407	$1,436	300%
Days Working Capital (DWC) [3]	125	123	120	116	300%

Industrial Segment Goal	Threshold	Target	Maximum	As Certified 2017 Results	% Payout
Operating Profit (in millions) [4]	$133.1	$143.1	$164.6	$134.9	38%
Revenue (in millions) [2]	$855	$900	$963	$974	300%
Days Working Capital (DWC) [3]	110	109	106	104	300%

Aerospace Segment Goal	Threshold	Target	Maximum	As Certified 2017 Results	% Payout
Operating Profit (in millions) [4]	$38.5	$42.7	$49.1	$44.2	146%
Revenue (in millions) [2]	$367	$386	$413	$408	264%
Days Working Capital (DWC) [3]	138	130	127	127	290%
1.

“As Certified 2017 Diluted EPS” is based on reported diluted EPS, excluding the effects of the 2017 U.S. tax reform (commonly referred to as the Tax Cuts and Jobs Act), restructuring actions and excess tax benefits on stock compensation, under the terms of the PLBP.

2.

The “As Certified 2017 Revenue” corporate performance measure is based on reported Company-wide consolidated revenue. The “As Certified 2017 Revenue” performance measures for the business-segment specific portions of Messrs. Mayo and Beck’s annual incentive compensation are based on reported revenues for the Industrial and Aerospace (excluding Barnes Aerospace Revenue Sharing Programs) segments, respectively.

3.

The “As Certified 2017 DWC” performance measures represent a 4 point average and are calculated as accounts receivable (what our customers owe) plus inventory (generally material, labor and overhead costs used to produce products we sell to customers) less accounts payable (generally what we owe our suppliers for products and services we purchase). The corporate performance measure is based on actual amounts for the consolidated Company. The performance measures for the business-segment specific portions of Messrs. Mayo and Beck’s annual incentive compensation are based on the actual amounts for the Industrial and Aerospace (excluding Barnes Aerospace Revenue Sharing Programs) segments, respectively. The Corporate and Aerospace segment amounts for 2017 exclude the effects of a recent acquisition and the initial impact of extended terms of certain arrangements under the terms of the PLBP.

4.

The “As Certified 2017 Operating Profit” performance measures for the business-segment specific portion of Messrs. Mayo and Beck’s incentive compensation are based on operating profit amounts for the Industrial and Aerospace (excluding Barnes Aerospace Revenue Sharing Programs) segments, respectively.

The annual cash incentive awards are generally paid in February of the following calendar year, after the results are certified by the Compensation Committee. The following cash incentive awards were paid to NEOs for 2017 performance based on the results certified by the Compensation Committee:

Name of Executive	Annual Incentive Earned	Annual Incentive Earned as % of Base Salary in 2017
P. Dempsey	$1,496,138	181%
C. Stephens, Jr.	574,275	121%
S. Mayo	401,280	91%
M. Beck	420,732	108%
D. Edwards	337,311	109%
J. Berklas [1]	N/A	N/A
1.	Mr. Berklas, who separated from employment with the Company effective August 11, 2017, was not eligible for a cash incentive award for 2017 under the terms of the PLBP.

Long-Term Incentive Compensation

Long-term incentive award opportunities are potentially the largest component of total annual compensation and constituted over 72% of 2017 total direct compensation at target for our CEO and on average over 45% of 2017 total direct compensation at target for our other NEOs (excluding Mr. Berklas due to his separation from employment on August 11, 2017). These awards reward our NEOs for maximizing stockholder value over time, aligning the interests of our employees and management with those of our stockholders. When coupled with the ownership requirements described on page 37, our long-term incentive awards encourage our NEOs to maintain a continuing stake in our long-term success and provide an effective way to tie a substantial percentage of total direct compensation to any increase or decrease in stockholder value.

In 2017, the Company used a combination of time-based equity awards and performance-based equity awards. Particular emphasis was placed on PSAs, which make up the largest portion (at least 50%) of the value of equity awards at the time of grant. In determining the mix of equity grants, the Compensation Committee considered the pay-for-performance philosophy at the Company, aligning the NEOs’ interests with those of our stockholders, past practice, changes in business strategy, competitive practice (both generally and within the Peer Group), and the strategic impact of equity-based compensation (i.e., cost effectiveness, stockholder dilution, executive retention, a link to Company performance, and total stockholder return).

The following types of long-term incentive awards are currently used under the terms of the 2014 Barnes Group Inc. Stock and Incentive Award Plan (Stock and Incentive Award Plan):

Vehicle	Target Portion of Total Long-term Incentive Compensation	Vesting	Comments
PSAs	CEO: 60% Other NEOs: 50%	Performance-based vesting at the end of a 3-year cycle
●Provides an opportunity to receive Common Stock if pre-defined performance goals are met over the 3-year performance period
●Settled in shares of Common Stock
●Accrued dividends are paid out in cash at the end of the 3-year cycle, adjusted for the number of shares actually earned
●For the 2017 grant, based on two equally-weighted performance measures - TSR relative to the performance of the Russell 2000 Index and ROIC performance based on an absolute internal goal as determined by the Compensation Committee

Stock Options	CEO: 20% Other NEOs: 20%	Time-based vesting; 18, 30, and 42 months from the grant date in equal installments	●Provides compensation only if the Company’s stock price increases from the grant date ●Grants have exercise prices equal to the fair market value on the grant date
RSUs	CEO: 20% Other NEOs: 30%	Time-based vesting; 18, 30, and 42 months from the grant date in equal installments	●Settled in shares of Common Stock ●Pays out dividend equivalents in cash during vesting periods

Stock Options and RSUs are subject to time-based vesting with staggered vesting dates to encourage NEO retention. In addition to the time-vesting requirements, Stock Options have value only if the Common Stock price at the time of exercise exceeds the fair market value as of the grant date. This directly correlates to our stockholders’ interests, and focuses executives on the long-term growth of Company and stockholder value.

PSAs reflect a mixture of performance metrics, measured on a relative basis and on an absolute internal basis. The 2017 award will measure three-year TSR against the performance of Russell 2000 Index companies and three-year ROIC performance against an absolute internal goal determined by the Compensation Committee. The two measures are weighted equally. Based on performance, following the end of the three-year cycle, a payout, if any, is in the form of shares of Common Stock. The number of shares earned may range from zero for performance below the threshold level, to 250% of target for exceptional performance at the above maximum level.

The chart below illustrates potential payouts at various levels of performance for the 2017 PSAs:

2017 Performance Share Awards 1

3-Year Performance Measures / Payout (as a % of target)	Performance Levels
	Threshold	Target	Maximum	Maximum+	Maximum++
Relative TSR (percentile vs. Russell 2000)	33rd	50th	66th	75th	85th
Payout Level (as a % of Target)	33%	100%	150%	200%	250%
ROIC (absolute internal measure)	8.40%	8.90%	9.25%	9.50%	10.00%
Payout Level (as a % of Target)	33%	100%	150%	200%	250%
1.	Results between Performance Levels are interpolated.

Setting Award Levels. Long-term incentive award opportunities are established by the Compensation Committee according to the NEO’s position and responsibilities, and based on a comparison to our Peer Group and competitive compensation data. In 2017, the Compensation Committee differentiated target awards based on individual NEO performance, experience and market positioning.

The Compensation Committee does not take into account existing NEO Common Stock holdings when determining awards because it believes that doing so could penalize success (if compensation were reduced based on the appreciation of past awards) or reward underperformance (if compensation were awarded to make up for lack of appreciation in stock price).

The Company’s practice is to make all equity awards at the first regularly scheduled meeting of the Compensation Committee each calendar year, which typically occurs in early February. The Company makes “off-cycle” equity grants to NEOs in limited circumstances, generally for newly hired executives, promotions, in recognition of special events, or as retention incentives.

2017 Awards. The target mix for all NEOs places significant weight on performance-based equity. For NEOs, the same target mix for equity was used in 2017 as in prior years, with PSAs at 50%, RSUs at 30% and Stock Options at 20%. The CEOs target mix and weighting for equity was revised for 2017 with PSAs at 60%, RSUs at 20% and Stock Options at 20% (previously 57%, 26% and 17%, respectively), to further increase the emphasis on performance-based PSAs for the CEO.

2017 Long-Term Incentive Compensation 1

Name of Executive	Target Values	Stock Option Grants	RSU Grants	PSA Grants
P. Dempsey	$3,400,000	67,800	14,400	43,300
C. Stephens, Jr.	$750,000	15,000	4,800	8,000
S. Mayo	$500,000	10,000	3,200	5,300
M. Beck	$450,000	9,000	2,900	4,800
D. Edwards	$300,000	6,000	1,900	3,200
J. Berklas [2]	$400,000	8,000	2,500	4,200
1.	Annual grants made during February are shown. Target values may differ from actual values. For actual values and additional details, see the Summary Compensation Table.
2.

Grants made to Mr. Berklas were forfeited at the time of separation from employment from the Company, effective on August 11, 2017, or canceled following the applicable post-termination exercise period, other than the PSAs granted at least one year prior to termination which will be prorated for the portion of the performance period when he was an active employee. The prorated payout on the PSAs, if any, will be at the same time and based on the same performance results as payouts to the other NEOs.

Termination Provisions. Information on termination provisions can be found on page 40.

Since 2012, long-term incentive awards require a “double trigger” for accelerated vesting in the event of a change in control of the Company. In the event of a change in control as defined in the Stock and Incentive Award Plan, stock options, RSUs, and PSAs will vest and accelerate only if an NEO’s employment is terminated by the Company without cause, or if the NEO resigns for good reason (as defined in the severance agreements) on or within two years following a change in control. Further information on terminations and change of control can be found on page 40.

Payouts in the Last Year. Payouts under the PSA program occurred in 2017 for the 2014-2016 three-year performance period ending December 31, 2016. In accordance with the plan, the Compensation Committee adjusted the reported or actual performance results to include or exclude certain extraordinary, and unusual or non-recurring items. Relative to the performance of the other companies in the Russell 2000 Index, the PSA payout for the period ending December 31, 2016 resulted in a weighted average payout level of 127% calculated using the following results:

Performance Measure	As Certified 2013	As Certified 2016	Change	3 Year Growth	Relative Performance Level (Percentile)	Payout Level
TSR [1]	$37.11	$49.50	$12.39	33%	55th	114%
EBITDA Growth (in millions)	$210.7 [2]	$276.8 [3]	$66.1	31%	57th	122%
Diluted EPS Growth	$1.95 [2]	$2.59 [3]	$0.64	33%	64th	145%
1.

“TSR” represents the comparison between the average closing price for the 20 days before the grant and the average closing price for the final 20 days of the performance period, plus cumulative dividends during the performance period.

2.

“As Certified 2013 EBITDA Results” is based on EBITDA derived from reported amounts, adjusted for the effects of discontinued operations, charges for CEO transition costs, and the effects of acquisitions and acquisition expenses. “As Certified 2013 Diluted EPS Results” is based on reported diluted EPS adjusted for the effects of discontinued operations, CEO transition costs, an unfavorable U.S. Tax Court decision cost, the effects of acquisitions and acquisition expenses, and costs related to other strategic initiatives, under the terms of the Stock and Incentive Award Plan.

3.

“As Certified 2016 EBITDA Results” and “As Certified 2016 Diluted EPS Results” are based on EBITDA derived from reported amounts, and reported diluted EPS, respectively, adjusted for the effects of acquisition related costs (including short term purchase accounting expenses) as well as charges related to the contract termination dispute and operating income related to the contract termination arbitration award.

Based on these results, the following payouts were made to NEOs who received a grant of PSAs in 2014:

Name of Executive [1]	2014 PSAs Granted	Weighted Average Payout Level	Payout Shares	Payout of Accumulated Dividends
P. Dempsey	32,100	127%	40,798	$58,749
C. Stephens, Jr.	11,500	127%	14,613	$21,043
S. Mayo	13,500	127%	17,155	$22,817
D. Edwards	6,200	127%	7,878	$11,345
1.	Messrs. Berklas and Beck joined the Company 2015 and 2016, respectively, and therefore did not receive a grant of PSAs in 2014

NEO Stock Ownership Requirements

All of our NEOs, as well as certain other members of Company leadership, are subject to stock ownership requirements.

Two-thirds of the value of unvested RSUs count toward achieving ownership requirements. There is no deadline to achieve the ownership levels, but all net after-tax proceeds from Company equity grants, including stock option exercises, must be retained until ownership levels are met. Once ownership levels are met, the requirement is converted to a fixed number of shares.

As of the end of 2017, compliance with the requirements was as follows:

Name of Executive	Multiple of Annual Salary	Fully Met Ownership Requirement	In Progress Toward Meeting Ownership Requirement
P. Dempsey	5x	X
C. Stephens, Jr.	3x	X
S. Mayo ¹	3x		X
M. Beck ¹	3x		X
D. Edwards	3x	X
1.	Messrs. Mayo and Beck joined the Company in 2014 and 2016, respectively. Mr. Berklas separated from employment with the Company effective August 11, 2017.

Risk Considerations

Our executive compensation program motivates and rewards our NEOs for their performance during the fiscal year and over the long term and for taking appropriate business risks consistent with our strategic objectives. Our executive compensation program is also designed to mitigate the likelihood that our NEOs would make business decisions that present undue risk, including in the following ways:

●	Our Stock Options and RSUs vest ratably over three or more years. Our PSAs vest based on performance at the end of the three-year performance period.
●	Annual cash incentive performance targets are tied to several financial metrics, including diluted EPS and/or Operating Profit, Revenue, and DWC and are quantitative and measurable.
●	The performance periods and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period.
●	Our stock ownership requirements require our NEOs to own equity representing a significant multiple of their base salary and to retain this equity throughout their tenures.
●	All NEOs have entered into clawback agreements that allow us to recoup incentive compensation in situations where the awards earned by NEOs are based on the achievement of certain financial performance that is later restated and would therefore result in lower awards paid.
●	Payouts under our annual and long-term incentive programs are subject to a cap. Our annual cash incentive award payments are capped at 2.25 times base salary for the CEO and less for the other NEOs. Performance-based payouts under the PSAs are capped at 2.5 times the target level PSA grant.

Based on its most recent evaluation, the Compensation Committee concluded that the executive compensation programs are designed with the appropriate balance of risk and reward in relation to the Company’s business strategy and are not reasonably likely to have a material adverse effect on the Company. For further discussion on risk oversight of the compensation programs for Company-wide employees, see the “Risk Oversight and Assessment Policies and Practices” section on page 42.

Pension and Other Retirement Programs

NEOs participate in both Qualified Retirement Plans and Nonqualified Retirement Plans as follows:

Qualified Retirement Plans (broad-based)

Plan	Summary of Features	Participants	Status
Consolidated Pension Plan (CPP, formerly known as the Salary Retirement Income Plan)

The CPP is designed to provide income after retirement to eligible employees and their beneficiaries.

Under the CPP each eligible employee receives credit for benefit accrual and vesting purposes equal to the number of full months elapsed from the date the employee becomes a participant until the date the participant is no longer employed by the Company.

The formula for benefit purposes ranges from 0.5% to 2.5% of a participant’s highest five consecutive years of covered compensation (which generally includes base salary).

A participant is 100% vested after five years of service. Benefits are generally structured to be paid upon retirement.

		P. Dempsey C. Stephens D. Edwards	Closed to new participants, effective 12/31/2012
Retirement Savings Plan (RSP)	The RSP is a defined contribution savings plan with a 401(k) elective deferral and matching contribution feature for all participants. 100% vesting in matching contributions upon 2 years of service.	All NEOS may participate	Active

The Retirement Contribution (RC) is an additional component of the RSP. New employees, hired on or after January 1, 2013, who are not eligible to participate in the CPP receive an annual Retirement Contribution (RC) of 4% of eligible earnings subject to 5 year graded vesting. Benefits are accessible for withdrawal upon termination but designed to be paid upon retirement.

		S. Mayo M. Beck J. Berklas	Active

Nonqualified Retirement Plans

Plan	Summary of Features	Participants	Status
Retirement Benefit Equalization Plan (RBEP)

The RBEP provides benefits on base salary earnings in excess of Internal Revenue Service limits on qualified plans that applies to the CPP and RC component of the RSP to eligible salaried employees, officers and NEOs who do not meet MSSORP or DC Plan vesting requirements.

		Covering CPP: P. Dempsey C. Stephens D. Edwards Covering RC: S. Mayo M. Beck J. Berklas	Covering CPP: Closed to new participants, effective 12/31/12 Covering RC: Active
Modified Supplemental Senior Officer Retirement Plan (MSSORP)

The MSSORP provides a higher level of benefits than are available under the CPP to certain designated employees and senior level officers, including certain NEOs.

The MSSORP is structured to cover any gaps of coverage under the CPP and RBEP up to 55% of a participant’s final average compensation. Benefit is reduced for offsets from prior employer retirement benefits and other Company retirement benefits.

Vesting upon attaining age 55 and 10 years of service.

		P. Dempsey	Closed to new participants, effective 12/31/08
Deferred Compensation Plan (DC Plan)

Provides an annual Company contribution based on a percent of base salary and annual incentive in excess of IRS limit on qualified plans.

In 2017, the contribution was based on 20% of base salary and annual incentive pay in excess of IRS limit; vesting upon attaining age 55 and 10 years of service.

		C. Stephens D. Edwards	Closed to new participants, effective 4/1/12

A more detailed discussion of the pension benefits payable to our NEOs is described in the “Pension Benefits” table and the narrative following the table.

Change in Control and Employment Termination Benefits

The Company provides change-in-control benefits specifically to retain key executives, including NEOs, during a potential change in control, to provide continuity of management and to provide income continuation for NEOs who are particularly at risk of involuntary termination in the event of a change in control. These benefits are part of a competitive compensation package and keep our executive officers focused on our business goals and objectives. These agreements provide for payments and other benefits if we terminate a NEO’s employment without “cause,” or if an NEO terminates employment for “good reason,” either on or after a change in control.

As discussed in more detail on page 41, none of the agreements for our NEOs include a gross-up for any taxes as a result of golden parachute payments under Section 4999 of the Internal Revenue Code. In addition, we generally do not provide change-in-control cash compensation benefits in excess of two times an executive’s base salary and annual cash incentive compensation. Our agreements with our NEOs also provide for continuation of group health, life insurance, and other benefits for 24 months following the executive’s termination and for certain other benefits. The terms of the change-in-control and incremental termination benefits payable to our NEOs are described in more detail in the under “Potential Payments Upon Termination or Change in Control” section.

Perquisites

In 2017, the Company provided certain limited perquisites to our NEOs. The perquisites are fully described in the footnotes to the Summary Compensation Table and generally fall in the categories of financial planning and tax preparation services and annual executive physical examination.

Additional Benefits

Life Insurance

Plan	Summary of Features	Participants	Status
Senior Executive Enhanced Life Insurance Program (SEELIP)	Company pays premiums for life insurance policy with a benefit of four times the NEO’s base salary. The NEO owns the policy but the Company pays the NEO’s income tax liability arising from its payment of premiums and taxes while employed.	P. Dempsey C. Stephens D. Edwards	Closed to new participants, effective 04/01/2011
Executive Group Term Life Insurance Program (EGTLIP)	Company pays premiums for a term insurance policy with a benefit of four times the NEO’s or other eligible executive’s base salary. The employee owns the policy and is responsible for any tax liability resulting from this benefit (i.e., no tax gross-up).	M. Beck S. Mayo J. Berklas	Open

Each of our NEOs participates in other employee benefit plans generally available to all U.S. based employees (e.g., health insurance) on the same terms as all other employees.

Additional Information

Employment Contracts

Generally, we have no employment contracts with our employees, unless required or customary based on local law or practice. None of our NEOs have an employment contract.

Clawback Agreements

Executives hired or promoted into corporate officer positions are required to enter into clawback agreements. These agreements permit the Company to recoup or “clawback” certain annual incentive compensation and performance-based equity awards paid to those officers where the awards were based on financial performance that is later restated and would therefore have resulted in lower awards paid. The Company has entered into agreements with all NEOs, and other select key employees. In addition, all of the Company’s performance-based equity award agreements provide that awards may be forfeited if an employee engages in activity that is detrimental to the Company, including performing services for a competitor, disclosing confidential information, or otherwise violating the Company’s Code of Business Ethics and Conduct. The Compensation Committee has discretion to make certain exceptions to the clawback requirements and ultimately determine whether any adjustment will be made.

Hedging and Pledging

The Company prohibits certain members of Company leadership, including all directors and executive officers (including all NEOs) from engaging in hedging transactions involving the Company’s securities.

The Company prohibits certain members of Company leadership, including all directors and executive officers, from pledging or margin call arrangements involving the Company’s securities that are held to meet the Company’s stock ownership requirements. The Company also places other restrictions on any other pledging or margin call arrangements involving Company securities by such individuals. In addition, the ability of these individuals to engage in such transactions requires pre-approval from the Corporate Governance Committee and an annual certification to the Corporate Governance Committee that the individual is in compliance with the policy. None of our NEOs have pledged Company securities or have Company securities subject to a margin call arrangement.

Tax And Accounting Considerations

Internal Revenue Code Section 162(m)

As discussed above, our Compensation Committee considers the tax and accounting treatment associated with its cash and equity awards, although these considerations are not the overriding factor that the Compensation Committee uses in making its decisions. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the compensation that the Company may deduct in any one year with respect to each of its NEOs or generally, employees that were NEOs in previous years beginning in 2018, unless certain conditions are met. Under prior law, there was an exception to the $1 million limitation for performance-based compensation meeting certain requirements. This exception generally no longer applies to compensation paid in 2018 and later years, but certain compensation paid pursuant to a written binding contract in effect on November 2, 2017, is grandfathered and may still be subject to the exception.

To maintain flexibility in compensating NEOs in a manner designed to promote varying Company goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under Section 162(m) if it determines that action is appropriate and in the Company’s best interests.

Internal Revenue Code Section 280G

The Company also periodically reviews the severance agreements entered into between the Company and the NEOs to assess the impact of Section 280G of the Internal Revenue Code. Currently, the severance agreements do not provide for any gross-up to compensate our NEOs for taxes incurred under Section 4999 of the Internal Revenue Code as a consequence of “golden parachute” payments upon a change-in-control. Nor do they preclude the possibility that, in certain circumstances, the compensation payable in the event of a change in control under the agreements or other plans and arrangements may be non-deductible by the Company under Section 280G of the Internal Revenue Code.

Accounting for Equity Compensation

The Company accounts for its stock-based employee compensation plans at fair value on the grant date and recognizes the related cost in its Consolidated Statement of Income in accordance with accounting standards related to share-based payments. The fair values of stock options are estimated using the Black-Scholes option-pricing model based on certain assumptions. The fair values of RSU awards and PSA awards with a performance condition are estimated based on the fair market value of the Company’s stock price on the grant date. The fair values of PSA awards with a market condition are estimated using a Monte Carlo valuation model based on certain assumptions.

COMPENSATION COMMITTEE REPORT

To Our Fellow Stockholders at Barnes Group Inc.

We, the Compensation and Management Development Committee of the Board of Directors of Barnes Group Inc., have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on such review and discussion, have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE Mylle H. Mangum, Chair Gary G. Benanav Richard J. Hipple JoAnna L. Sohovich

RISK OVERSIGHT AND ASSESSMENT POLICIES AND PRACTICES

Our Audit Committee is ultimately responsible for overall risk oversight for the Company generally. See “Board Role in Risk Oversight” on page 18. The Compensation and Management Development Committee evaluates and reviews our incentive compensation arrangements annually based on an inventory of all relevant compensation programs prepared by the Human Resources department which includes details of the principal features of the programs, including key risk mitigation factors to ensure that our employees, including our NEOs, are not encouraged to take unnecessary risks in managing our business. These factors include:

●	Our target total direct compensation mix represents a balance of short-term and long-term incentive based compensation, that focuses on both short- and long-term goals and provides a mixture of cash and equity-based compensation;
●	Our annual long-term incentive awards vest over three or more years;
●	Our short-term incentive awards are tied to multiple performance-driven financial metrics;
●	Payments under our short-term and long-term incentive programs are capped;
●	We have stock ownership requirements for our executive officers, as well as certain other members of Company leadership, which ensure alignment with our stockholders’ interests over the long term;
●	On an annual basis, our executive officers confirm compliance with both our Code of Business Ethics and Conduct and our Securities Law Compliance Policy; and
●	We have formal clawback agreements with our executive officers.

The Compensation Committee also consults with and makes certain recommendations to the Board regarding the Company’s compensation programs as necessary. Based on its evaluation, the Compensation Committee has concluded that the overall structure of the compensation programs for NEOs and Company-wide employees are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned by our NEOs for the fiscal years ended December 31, 2017, 2016 and 2015:

Name & Principal Position	Year	Salary [1]	Bonus [2]	Stock Awards [3]	Option Awards [4]	Non-Equity Incentive Plan Comp. [5]	Change in Pension Value & Nonqualified Deferred Comp. Earnings [6]	All Other Comp. [7]	Total
Patrick J. Dempsey President and CEO	2017	$818,750	$0	$3,280,279	$688,219	$1,496,138	$2,063,318	$160,265	$8,506,969
	2016	800,000	0	3,054,284	532,073	670,103	902,828	210,378	6,169,666
	2015	793,750	0	2,539,258	579,506	267,840	249,522	95,482	4,525,358
Christopher J. Stephens, Jr. SVP, Finance and CFO	2017	471,500	0	706,698	152,261	574,275	110,907	196,299	2,211,940
	2016	461,000	0	670,851	142,801	257,431	67,084	162,030	1,761,197
	2015	461,000	0	608,817	139,364	102,895	32,892	262,522	1,607,490
Scott A. Mayo SVP and President, Barnes Industrial	2017	436,250	0	469,128	101,507	401,280	0	36,514	1,444,679
	2016	425,000	0	425,945	90,624	256,103	0	27,859	1,225,531
	2015	425,000	0	428,650	98,789	68,799	0	44,113	1,065,351
Michael A. Beck SVP and President, Barnes Aerospace	2017	390,000	0	424,960	91,357	420,732	0	29,852	1,356,901
	2016	325,000	55,000	950,214	195,986	85,007	0	62,075	1,673,282
	2015	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Dawn N. Edwards SVP, Human Resources	2017	306,500	0	281,738	60,904	337,311	167,031	91,162	1,244,646
	2016	296,000	0	252,766	53,551	148,763	84,260	67,885	903,225
	2015	296,000	0	256,344	58,215	59,460	8,538	121,010	799,567
James P. Berklas Former SVP, General Counsel and Secretary	2017	228,641	0	370,076	81,206	0	0	177,709	857,632
	2016	370,000	0	288,630	61,789	185,954	0	27,891	934,264
	2015	154,167	0	213,086	48,297	31,040	0	57,897	504,487
1.

2017 salaries represent actual amounts taking into account increases in salary on April 1, 2017 from $800,000 to $825,000 for Mr. Dempsey; $461,000 to $475,000 for Mr. Stephens; $425,000 to $440,000 for Mr. Mayo; and $296,000 to $310,000 for Ms. Edwards. Mr. Beck’s 2016 salary represents a portion of his $390,000 base salary since he joined the Company effective March 2016 and he did not receive a salary increase in 2017. Mr. Berklas’ 2017 salary represents a portion of his $370,000 base salary since he separated from employment with the Company effective August 11, 2017.

2.

The amount listed in Bonus for Mr. Beck for 2016 represents a one-time discretionary bonus payment in the amount of $55,000 (less applicable taxes) approved by the Compensation Committee for Mr. Beck’s leadership in 2016 and positioning the Aerospace segment for future growth.

3.

Stock Awards represent the aggregate grant date fair value of RSUs and PSAs granted to NEOs under the Stock and Incentive Award Plan. PSAs vest upon satisfying established performance and market goals. In addition to the RSU value, the value disclosed in this column for the PSAs represents the amount of compensation if the target goals are met. The maximum grant date fair value of the PSAs granted in 2017 was $4,130,527 for Mr. Dempsey, $763,146 for Mr. Stephens, $505,584 for Mr. Mayo, $457,888 for Mr. Beck, $305,258 for Ms. Edwards and $400,652 for Mr. Berklas. The PSAs allow a NEO to receive up to 250% of the target amount. The fair value of the performance based portion of the awards was determined based on the market value of Common Stock on the date of grant and the fair value of the market based portion of awards was determined based on a Monte Carlo valuation method; as described in the note on Stock-Based Compensation in the notes to the Company’s consolidated financial statements filed with the Annual Report on Form 10-K for the respective year-end. The 2015 stock awards for Mr. Berklas and the 2016 stock awards for Mr. Beck include new hire awards.

4.

Option Awards represent the aggregate grant date fair value of stock options granted to NEOs under the Stock and Incentive Award Plan. The fair value was determined using the Black-Scholes option pricing model applied consistently with the Company’s practice, as described in the note on Stock-Based Compensation in the notes to the Company’s consolidated financial statements filed with the Annual Report on Form 10-K for the respective year-end.

5.

Non-Equity Incentive Plan Compensation for 2017, which was paid in February 2018, includes amounts earned under the PLBP for all NEOs, except Mr. Berklas who was not eligible for such compensation in 2017 because he separated from employment with the Company on August 11, 2017.

6.

The amount listed in Change in Pension Value and Nonqualified Deferred Compensation Earnings represents the annual increase in pension value for all of the Company’s defined benefit retirement programs. All assumptions are as detailed in the notes to the Company’s consolidated financial statements filed with the Annual Report on Form 10-K for the respective year-end, with the exception of the following: retirement age for all plans is assumed to be the older of the unreduced retirement age, as defined by each plan, or age as of December 31, 2017, December 31, 2016 or December 31, 2015, as applicable, and no pre-retirement mortality, disability, or termination is assumed. The U.S. discount rates of 3.90%, 4.50% and 4.65%, respectively, are detailed in the Management’s Discussion and Analysis filed with the Annual Report on Form 10-K for the respective year-end. Year-over-year changes in pension value are driven in large part by changes in actuarial assumptions underlying the calculations as well as increases in service, age and compensation. In particular, of the increase in Mr. Dempsey’s pension value in 2017, $687,692 was due to changes in actuarial assumptions and $1,375,626 was due to increases in service, age and compensation.

Pension Values are segregated by plan in the following table:

		Plan Name
Name of Executive	Year	CPP [b]	RBEP [a,b]	MSSORP [b]	Total
Patrick J. Dempsey President and CEO	2017	$843,486	n/a	$5,745,202	$6,588,688
	2016	674,406	n/a	3,850,964	4,525,370
	2015	580,423	n/a	3,042,119	3,622,542
Christopher J. Stephens, Jr. SVP, Finance and CFO	2017	441,302	n/a	n/a	441,302
	2016	330,395	n/a	n/a	330,395
	2015	263,311	n/a	n/a	263,311
Dawn N. Edwards SVP, Human Resources	2017	776,033	n/a	n/a	776,033
	2016	609,002	n/a	n/a	609,002
	2015	524,742	n/a	n/a	524,742
Consistent with financial calculations in the notes to the Company’s consolidated financial statements filed with the Annual Report on Form 10-K for the fiscal years ending December 31, 2017, December 31, 2016 and December 31, 2015, it is assumed that the form of payment is a life annuity for the CPP, the RBEP and the MSSORP. The 2017, 2016 and 2015 qualified plan limits of $270,000, $265,000 and $260,000, respectively, have been incorporated.
a.

No amounts are listed for Mr. Stephens or Ms. Edwards assuming that they will vest under the Barnes Group 2009 Deferred Compensation Plan and therefore would not be eligible to receive benefits under the RBEP. No amounts are listed for Mr. Dempsey assuming that he would vest under the MSSORP and therefore would not be eligible to receive benefits under the RBEP.

b.	Messrs. Mayo and Beck do not participate in the CPP or MSSORP plans and therefore are not eligible to receive pension-related benefits under the RBEP.
7.	The compensation represented by the amounts for 2017 set forth in the “All Other Compensation” column above for the NEOs is detailed in the following table:
Name and Principal Position	Year	Taxes Paid on All Other Compensation [a]	Life Insurance Premiums [b,c]	Deferred Compensation Plan [d]	Separation Agreement [e]	Other [f]	All Other Perquisites [g]	Total
Patrick J. Dempsey President and CEO	2017	$71,066	$73,967	$0	n/a	$7,950	$7,282	$160,265
Christopher J. Stephens, Jr. SVP, Finance and CFO	2017	46,429	48,324	91,786	n/a	7,950	1,810	196,299
Scott A. Mayo SVP and President, Barnes Industrial	2017	0	3,114	0	n/a	25,400	8,000	36,514
Michael A. Beck SVP and President, Barnes Aerospace	2017	0	4,915	0	n/a	23,550	1,387	29,852
Dawn N. Edwards SVP, Human Resources	2017	18,073	23,958	37,053	n/a	7,950	4,128	91,162
James P. Berklas Former SVP, General Counsel and Secretary	2017	0	1,775	0	161,282	7,457	7,195	177,709
a.

This column represents the reimbursement of taxes paid on eligible compensation included in the “All Other Compensation” table for the NEOs in accordance with the Company’s policies and practices. For Messrs. Dempsey, Stephens and Ms. Edwards, amounts include taxes paid pursuant to the terms of the SEELIP, under which the Company pays the policy premiums and pays the income tax liability arising from its payment of the premiums and taxes. The SEELIP was closed to new participants effective April 1, 2011.

b.

Payments made under the SEELIP for Messrs. Dempsey, Stephens and Ms. Edwards. Under the SEELIP, the Company pays the premiums for the individual life insurance policies that are owned by the participants, with the life insurance coverage equal to four times base salary, and the Company pays the participating NEO’s income tax liability arising from its payment of the premiums and taxes, therefore, incurring no out-of-pocket expense for the policies. The Company will cease to pay policy premiums and taxes upon termination of employment or retirement.

c.

Payments made under the EGTLIP for Messrs. Mayo, Beck and Berklas. The SEELIP was closed to new or rehired executives effective April 1, 2011, and the Company established the EGTLIP for new NEOs and other eligible executives. Under the EGTLIP, the Company pays the premiums for individual life insurance policies that are owned by the participants, with the life insurance coverage equal to four times base salary. The employee owns the policy and is responsible for any tax liability (no tax gross-up) resulting from this program. The Company ceases to pay policy premiums on termination of employment.

d.	The amounts listed as deferred compensation for Mr. Stephens and Ms. Edwards include employer contributions to the Barnes Group 2009 Deferred Compensation Plan.
e.	Mr. Berklas and the Company entered into a transition and separation agreement, dated June 15, 2017 (Separation Agreement). See page 57.
f.

Consists of matching contributions made by the Company under the RSP which is a plan generally available to most U.S. based employees, including the NEOs. For Messrs. Mayo, Beck and Berklas, who were not eligible to participate in the CPP, this also includes a retirement contribution of 4% eligible earnings under the RC component of the RSP. Contributions made by the Company under its health savings account plan which is also a plan generally available to most U.S. based employees, including the NEOs, are not included; the maximum allowable Company contributions under this plan were $1,000 in 2017.

g.

Included in All Other Perquisites are payments made for financial planning and tax preparation services for Messrs. Dempsey, Stephens, Mayo, Beck and Berklas, and Ms. Edwards as well as executive physicals for Messrs. Dempsey and Ms. Edwards.

Grants Of Plan Based Awards In 2017

For a discussion regarding the PLBP and the Stock and Incentive Award Plan, please see the “Compensation Discussion and Analysis” on page 23. The vesting schedules for outstanding PSAs, RSUs and stock option awards are set forth in the footnotes to the “Outstanding Equity Awards at Fiscal Year End” table.

Name of	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future Payouts Under Equity Incentive Plan Awards [2]			All Other Stock Awards: Number of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock & Option
Executive	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options [3]	Awards [4]	Awards
P. Dempsey	2/10/17	$154,688	$618,750	$1,856,250	14,289	43,300	108,250	14,400	67,800	$47.04	$3,968,498
C. Stephens, Jr.	2/10/17	59,375	237,500	712,500	2,640	8,000	20,000	4,800	15,000	47.04	858,959
S. Mayo	2/10/17	55,000	220,000	660,000	1,749	5,300	13,250	3,200	10,000	47.04	570,635
M. Beck	2/10/17	48,750	195,000	585,000	1,584	4,800	12,000	2,900	9,000	47.04	516,317
D. Edwards	2/10/17	34,875	139,500	418,500	1,056	3,200	8,000	1,900	6,000	47.04	342,642
J. Berklas [5]	2/10/17	0	0	0	0	0	0	0	0	47.04	0
1.	Sets forth the range of the potential amounts payable under the PLBP for all NEOs. Failure to achieve “Threshold” level results would result in no payout.
2.

Sets forth the range of the number of shares of Common Stock that could be issued under PSAs granted in 2017 under the Stock and Incentive Award Plan. Failure to achieve “Threshold” level results would result in no payout.

3.	Stock Options granted under the Stock and Incentive Award Plan are described in the “Outstanding Equity Awards at Fiscal-Year End” table.
4.

Each option has an exercise price equal to the fair market value of Common Stock at the time of grant, as determined by the last trading price per share of Common Stock during regular trading hours on the grant date of the option.

5.	Mr. Berklas separated from employment with the Company on August 11, 2017.

Outstanding Equity Awards At Fiscal Year End

The following table summarizes equity awards granted to the Company’s NEOs that remain outstanding as of December 31, 2017:

	Option Awards					Stock Awards
Name of Executive	Grant Date [1]	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($) [2]	Option Expiration Date [3]	Number of Shares or Units of Stock That Have Not Vested (#) [1]	Market Value of Shares or Units of Stock That Have Not Vested ($) [4]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) [5]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) [4]
P. Dempsey	2/8/17		67,800	47.04	02/08/27	14,400	911,088	43,300	2,739,591
	2/10/16	25,839	51,661	30.71	02/10/26	17,333	1,096,659	57,400	3,631,698
	2/11/15	43,803	21,897	36.31	02/11/25	7,933	501,921	39,600	2,505,492
	2/12/14	5,900		37.13	02/12/24
	2/12/14	30,800		37.13	02/12/24
	3/1/13	25,300		26.32	03/01/23
	2/12/13	15,400		24.24	02/12/23
	2/8/12	3,379		26.59	02/08/22
Total		150,421	141,358			39,666	2,509,668	140,300	8,876,781
C. Stephens, Jr.	2/8/17		15,000	47.04	02/08/27	4,800	303,696	8,000	506,160
	2/10/16	6,935	13,865	30.71	02/10/26	4,666	295,218	11,600	733,932
	2/11/15	10,534	5,266	36.31	02/11/25	1,899	120,150	9,500	601,065
	2/12/14	3,800		37.13	02/12/24
	2/12/14	9,400		37.13	02/12/24
Total		30,669	34,131			11,365	719,064	29,100	1,841,157
S. Mayo	2/8/17		10,000	47.04	02/08/27	3,200	202,464	5,300	335,331
	2/10/16	4,401	8,799	30.71	02/10/26	2,933	185,571	7,400	468,198
	2/11/15	7,468	3,732	36.31	02/11/25	1,333	84,339	6,700	423,909
	3/17/14	5,750		38.96	03/17/24
Total		17,619	22,531			7,466	472,374	19,400	1,227,438
M. Beck	2/8/17		9,000	47.04	02/08/27	2,900	183,483	4,800	303,696
	3/1/16	4,608	9,214	34.92	03/01/26	3,187	201,641	7,970	504,262
	3/1/16	3,762	7,521	34.92	03/01/26	2,602	164,629	6,506	411,635
Total		8,370	25,735			8,689	549,753	19,276	1,219,593
D. Edwards	2/8/17		6,000	47.04	02/08/27	1,900	120,213	3,200	202,464
	2/10/16	2,601	5,199	30.71	02/10/26	1,733	109,647	4,400	278,388
	2/11/15	4,401	2,199	36.31	02/11/25	799	50,553	4,000	253,080
	2/12/14	4,300		37.13	02/12/24
	2/12/14	2,600		37.13	02/12/24
	2/12/13	7,400		24.24	02/12/23
	2/8/12	6,300		26.59	02/08/22
Total		27,602	13,398			4,432	280,413	11,600	733,932
J. Berklas [6]	2/10/16							2,685	169,880
	8/1/15							2,699	170,766
Total								5,384	340,646
1.	The RSU awards and stock options vest one-third on the eighteenth month, thirtieth month and forty-second month anniversaries of the grant date.
2.	Option exercise price is the last trading price during regular trading hours per share of Common Stock on the grant date.
3.	The options terminate 10 years after the grant date.
4.	Market value reflects the closing price on December 29, 2017, of $63.27.
5.	The PSA vests on the third anniversary of the grant date subject to the achievement of performance goals.
6.	All 2017 grants made to Mr. Berklas were forfeited at the time of separation from employment with the Company, effective August 11, 2017.

Option Exercises And Stock Vested

The following table provides information on the value realized by each of the NEOs as a result of the exercise of stock options and stock awards that vested during fiscal year 2017:

	Option Awards		Stock Awards
Name of Executive	Number of Shares Acquired on Vesting	Value Realized on Vesting [1]	Number of Shares Acquired on Vesting	Value Realized on Vesting [2]
P. Dempsey	0	$0	63,830	$3,847,645
C. Stephens, Jr.	29,300	1,001,568	21,146	1,277,009
S. Mayo	0	0	20,988	1,280,719
M. Beck	0	0	2,897	181,294
D. Edwards	6,150	177,859	10,777	651,682
J. Berklas	4,704	125,894	1,622	89,214
1.	Amount reflects the difference between the exercise price of the option and the market value at the time of exercise.
2.

For RSUs, the amount reflects the market value of the stock on the day the stock vested. For PSAs, the amount reflects the closing price value of the stock on the day the award is approved by the CMDC.

Pension Benefits

The following table sets forth pension or other benefits providing for payment at, following, or in connection with retirement granted or accrued to the Company’s NEOs in 2017.

Name of Executive	Plan Name	Number of Years Credited Service (12/31/17)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Patrick J. Dempsey President and CEO	CPP	17.167	$843,486	$0
	RBEP	n/a	n/a	n/a
	MSSORP	17.167	5,745,202	0
Christopher J. Stephens, Jr. SVP, Finance and CFO	CPP	8.917	441,302	0
	RBEP	n/a	n/a	n/a
	MSSORP	n/a	n/a	n/a
Dawn N. Edwards SVP, Human Resources	CPP	19.250	776,033	0
	RBEP	n/a	n/a	n/a
	MSSORP	n/a	n/a	n/a
●	All assumptions are as detailed in the notes to the consolidated financial statements for the fiscal year ended December 31, 2017, including a discount rate of 3.90% with the exception of the following:
–	Retirement age for all plans is assumed to be the later of unreduced retirement age, as defined by each plan, or age as of December 31, 2017.
–	No pre-retirement mortality, disability, or termination is assumed.
●	Consistent with financial disclosure calculations, it is assumed that the form of payment is a life annuity for the CPP, the RBEP and the MSSORP.
●	The 2017 qualified plan compensation limit of $270,000 has been incorporated.
●	The terms of (i) the RBEP plan document as amended and restated effective January 1, 2013, and (ii) the terms of the SSORP plan document as amended and restated effective January 1, 2009, have been reflected in the December 31, 2017 SEC disclosure tables. Subsequent amendments as of December 30, 2009 and December 14, 2014 to the MSSORP plan document are likewise reflected in the December 31, 2017 SEC disclosure tables.
●	Internal Revenue Code Section 415 limits are not reflected for these calculations. Note that the limits would only affect the distribution of amounts between the qualified and nonqualified plans.
●	Messrs. Mayo, Beck and Berklas do not participate in the CPP or MSSORP plans and therefore are not eligible to receive pension-related benefits under the RBEP.

Discussion Concerning Pension Benefits Table

We provide benefits to our NEOs under the following three pension plans:

●	Consolidated Pension Plan (CPP);
●	Retirement Benefit Equalization Plan (RBEP); and
●	Modified Supplemental Senior Officer Retirement Plan (MSSORP).

The CPP is a broad-based tax-qualified defined benefit pension plan. The RBEP and the MSSORP are non-tax-qualified supplemental executive retirement plans that provide more generous benefits than are available under the CPP to certain designated employees and senior level officers, including certain of our NEOs as described below.

Consolidated Pension Plan

The CPP is a defined benefit pension plan designed to provide income after retirement to eligible employees and their beneficiaries. All NEOs, other than Messrs. Mayo and Beck, participate in the CPP Plan. As described below, given the closure of the CPP to employees hired on or after January 1, 2013, Messrs. Mayo and Beck are eligible to receive an annual retirement contribution under the RSP of 4% of eligible earnings subject to 5 year graded vesting. Mr. Berklas’ eligibility to receive an annual retirement contribution ceased upon his separation from employment from the Company on August 11, 2017.

Under the CPP, each eligible employee receives credit for benefit accrual and vesting purposes equal to the number of full months elapsed from the date the employee becomes a participant until the date the participant is no longer employed by the Company. The formula for benefit purposes ranges from 0.5% to 2.5% of a participant’s highest five consecutive years of covered compensation (which generally includes base salary). A participant is 100% vested after five years of service. Benefits are generally structured to be paid upon retirement.

The normal retirement date under the CPP is the first day of the month following (1) a participant’s 65th birthday or (2) if hired after age 60, the month the participant achieves five years of service. Participants are eligible for early retirement if they have completed 10 years of vesting service and have reached age 55. A participant whose employment terminates before he or she is eligible to retire on account of normal or early retirement but who has otherwise met the vesting requirements of the CPP is entitled to a deferred vested retirement benefit.

In 2006, the benefit formula for calculating benefits under the CPP was changed for credited service earned on and after January 1, 2007. The following table shows the calculation of the basic retirement benefit for credited service earned as of December 31, 2006 under the prior formula, and for credited service earned on and after January 1, 2007:

	Benefit Accrual Rate
	For Credited Service Earned as of 12/31/2006	For Credited Service Earned on and after 1/1/2007
Final Average Earnings up to Covered Compensation times Credited Service up to 25 years times	1.85%	1.5%

Plus
Final Average Earnings above Covered Compensation times Credited Service up to 25 years times	2.45%	2.0%

Plus
Final Average Earnings times Credited Service over 25 years times	0.5%	0.5%

“Final Average Earnings” is the average of a participant’s highest 5 consecutive years’ compensation within the 10 years before retirement or termination of employment with the Company. Compensation includes all earnings paid to the participant as reported to the IRS on the participant’s Form W-2, but excludes overtime pay, bonuses, director’s fees, reimbursed expenses and any other additional form of earnings, including contributions made to or under any other form of benefit plan (e.g., a 401(k) or profit sharing plan). The 2017 qualified plan compensation limit is $270,000.

“Covered Compensation” is the average annual earnings used to calculate a participant’s Social Security benefit. Covered Compensation is based on the year in which a participant reaches his or her Social Security retirement age. It assumes that the participant will earn the maximum amount taxable by Social Security up to that time. Covered Compensation for a participant who reached age 65 and retired in 2017 was $78,000.

“Credited Service” is the total time a participant spends working at the Company that counts toward his or her pension benefit. Credited Service most often is the number of months the participant works for the Company.

The basic retirement benefit is reduced by the monthly amount of income payable to the participant attributable to employer contributions under any other tax-qualified defined benefit pension plan under which the participant receives credit for service which also constitutes credited service under the CPP.

The normal retirement benefit of a participant will be his or her basic retirement benefit as determined above multiplied by 100% (minus any percentage attributable to the cost of a pre-retirement survivor annuity, if applicable) and multiplied by (a) the actuarial equivalent factor of the normal form of benefit for the participant or (b) the actuarial equivalent factor of any optional form of retirement benefit provided for under the CPP that the participant elects to receive instead of the normal form. Optional forms of benefit include Contingent Annuity of 25%, 50%, 75% or 100%, 120 Months Certain and Life Option, Level Income Option, and Level Income and Contingent Annuity Option.

Retirement Contribution

The Retirement Contribution (RC) is an additional component of the Barnes Group Inc. Retirement Savings Plan (RSP). Certain salaried employees hired on or after January 1, 2013, who are not eligible to participate in the CPP (which was closed to new participants effective December 31, 2012), receive an annual retirement contribution of 4% of eligible earnings subject to 5 year graded vesting. The RSP is a defined contribution savings plan with a 401(k) elective deferral and matching contribution feature for all participants. For the RSP, 100% vesting in matching contributions occurs upon 2 years of service. Among the NEOs, only Messrs. Beck and Mayo are eligible for the RC component of the RSP. Mr. Berklas was also eligible for the RC component of the RSP prior to his separation from the Company effective August 11, 2017.

Retirement Benefit Equalization Plan

The Retirement Benefit Equalization Plan (RBEP) provides defined benefits on base salary earnings in excess of Internal Revenue Service limits on qualified plans that apply to the CPP for eligible salaried employees, officers and NEOs who do not meet MSSORP or DC Plan vesting requirements. For example, the Internal Revenue Code Section 415 limit (i.e. the annual contribution limit to a defined contribution plan ($54,000 through December 31, 2017) and the annual benefits payable from defined benefit plans ($215,000 through December 31, 2017)) and the Internal Revenue Code Section 401(a)(17) limit (i.e., earnings taken into account for tax-qualified plan purposes ($270,000 through December 31, 2017)).

Mr. Stephens and Ms. Edwards are eligible to participate in the defined benefit RBEP. Generally, the defined benefit RBEP is structured to pay the participants the difference between the benefits paid under the CPP and what the participant would have received but for the statutory limitations. The defined benefit RBEP takes into account base salary for purposes of determining the benefits accrued under the plan. This defined benefit RBEP, applicable to the CPP, was closed to new participants effective December 31, 2012, with no impact to the benefits of existing participants.

Modified Supplemental Senior Officer Retirement Plan

The MSSORP provides supplemental retirement benefits to selected employees of the Company including Mr. Dempsey. The MSSORP was closed to new participants on December 31, 2008 and replaced by the 2009 Deferred Compensation Plan.

The MSSORP provides certain early or normal retirement benefits to participants as follows. The normal retirement benefits under the MSSORP are equal to (a) minus the sum of (b), (c) and (d), where:

(a)	equals 55% of the participant’s final average compensation multiplied by the ratio (not to exceed 1.0) of his or her credited service to 15;
(b)	equals the participant’s CPP benefit;
(c)	equals the participant’s Social Security benefit; and
(d)	equals the participant’s prior employer benefit.

The early retirement benefits under the MSSORP are equal to (a) minus the sum of (b), (c) and (d), where:

(a)

equals 55% of the participant’s final average compensation (which generally includes base salary and annual incentive compensation) multiplied by the ratio (not to exceed 1.0) of his or her credited service to the greater of 15 years or the credited service the participant would have completed had credited service continued to age 62 multiplied by a percentage factor (less than 100%) based on the participant’s age at the time that benefits commence;

(b)	equals the participant’s CPP benefit as of such date;
(c)	equals the participant’s Social Security benefit; and
(d)	equals the participant’s prior employer benefit multiplied by the same percentage factor based on the participant’s age used in the calculation of (a).

The MSSORP is structured to cover any gaps of coverage under the CPP and RBEP up to 55% of a participant’s final average compensation. This is because when an individual becomes eligible for the MSSORP, a portion of the benefits are based on amounts earned and vested under the CPP and RBEP, which all vest prior to the MSSORP benefits.

“Final average compensation” has the same meaning as Final Average Earnings under the CPP except that “final average compensation” is not subject to the IRS qualified plan compensation limits. In addition, “final average compensation” includes annual cash incentive awards. The “Qualified Plan benefit” is the annual pension benefit payable as a single life annuity upon the participant’s actual retirement date, excluding any portion of such annual pension benefit attributable to any period after, or any compensation earned after, the participant has a “separation from service” within the meaning of Internal Revenue Code Section 409A. “Social Security benefit” means the participant’s annual Social Security benefit. “Prior employer benefit” means any benefit paid or payable by any prior employer of the participant.

For participants who had attained age 55 as of January 1, 2009, distributions are made in the form of an annuity. For participants who had not attained age 55 as of January 1, 2009 (currently, all NEOs that participate in the plan), distributions generally are made in 5 installments over a 4-year period following retirement; provided, however, that if the participant terminates employment before attaining age 55, the participant is instead entitled to benefits under the RBEP.

Nonqualified Deferred Compensation

The following table sets forth information with regard to defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax qualified:

Name of Executive [1]	Aggregate Beginning Balance in Last Fiscal Year	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End [2]
Christopher J. Stephens, Jr. SVP, Finance and CFO	$941,518	$0	$91,786	$183,356	$0	$1,216,660
Scott A. Mayo SVP and President, Barnes Industrial	6,400	0	6,850	3,063	0	16,313
Michael A. Beck SVP and President, Barnes Aerospace	2,400	0	5,000	316	0	7,716
Dawn N. Edwards SVP, Human Resources	452,087	0	37,053	92,276	0	581,416
James P. Berklas Former SVP, General Counsel and Secretary	4,200	0	0	625	0	4,825
1.	Nonqualified deferred compensation plans and participants are described in the table on page 39.
2.	Prior year Summary Compensation tables include all contributions and earnings, with the exception of 2017 earnings which are excluded from this year’s Summary Compensation Table.

Deferred Compensation Plan

The Barnes Group 2009 Deferred Compensation Plan (DC Plan) was authorized by the Board in July 2009 effective September 1, 2009. Officers of the Company who were elected or appointed on or after January 1, 2009 until April 1, 2012 when the DC Plan was closed to any new or rehired otherwise eligible executive, were eligible to participate in the DC Plan at the Board’s discretion. The DC Plan replaced the MSSORP which was closed to new participants as of December 31, 2008. Mr. Stephens and Ms. Edwards are the only NEOs that participate in the DC Plan.

There are no participant contributions to the DC Plan; rather, for each DC Plan participant, the Company credits an annual hypothetical contribution equal to 20% of the compensation above the Internal Revenue Code Section 401(a)(17) limit (i.e., earnings taken into account for tax-qualified plan purposes, currently $270,000) or such other amount determined by the Compensation Committee. The hypothetical contributions credited are adjusted according to the performance of investment options provided under the DC Plan. Each participant in the DC Plan determines from the investment options available how his or her fund will be invested. The DC Plan provides most of the same investment options as the Barnes Group Inc. Retirement Savings Plan. Subject to the Company’s amendment and termination rights and other DC Plan and trust provisions, participants generally vest upon attaining the age of 55 and 10 years of service; provided that the Board may reduce the required years of service to five years for any given participant; and provided further that, for death and defined disabilities, vesting occurs if a participant is at least 55 with five years of service. Distributions under the DC Plan generally are made in five installments over a four-year period. If, at separation from service or death, a participant has satisfied the age and service conditions for the payment of a benefit under the DC Plan, a benefit under the RBEP will not be paid to the participant.

As of December 31, 2017, if Mr. Stephens was not a participant in the DC Plan, the present value of his accumulated benefit under the RBEP would be $371,409. As of December 31, 2017, if Ms. Edwards was not a participant in the DC Plan, the present value of her accumulated benefit under the RBEP would be $114,925. The amount that the Company contributes under the DC Plan is also included in the “All Other Compensation” column of the Summary Compensation Table for Mr. Stephens and Ms. Edwards.

Retirement Benefit Equalization Plan

In addition to the defined benefit RBEP described on page 49, the defined contribution RBEP provides defined contributions on base salary earnings in excess of Internal Revenue Service limits on qualified plans related to the RC component of the RSP for eligible salaried employees, officers and NEOs. For example, the Internal Revenue Code Section 415 limit (i.e. the annual contribution limit to a defined contribution plan ($54,000 through December 31, 2017) and the annual benefits payable from defined benefit plans ($215,000 through December 31, 2017)) and the Internal Revenue Code Section 401(a)(17) limit (i.e., earnings taken into account for tax-qualified plan purposes ($270,000 through December 31, 2017)).

Messrs. Beck and Mayo are eligible to participate in the defined contribution RBEP. Mr. Berklas previously participated in the defined contribution RBEP prior to his separation from employment. Generally, the defined contribution RBEP is structured to pay the participants the difference between the benefits paid under the RC component of the RSP and what the participant would have received but for the statutory limitations. The defined contribution RBEP takes into account base salary for purposes of determining the benefits accrued under the plan. NEOs that participate in the RC component of the RSP are eligible to receive a supplemental annual retirement contribution of 4% of eligible earnings under the defined contribution RBEP as a nonqualified contribution on base salary earnings in excess of Internal Revenue Service limits. The defined contribution RBEP, applicable to the RC component of the RSP, became effective, January 1, 2013. The amount that the Company contributes under the defined contribution RBEP is also included in the “All Other Compensation” column of the Summary Compensation Table for Messrs. Beck, Berklas and Mayo (excluding 2017 earnings).

Post Termination And Change In Control Benefits

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the NEOs in the event of a termination of employment or a change in control of the Company. The key provisions of those arrangements are described below, and then the values of potential payments that would be due if termination of employment or a change in control occurred on December 31, 2017 are set forth in the tables following the description.

Severance Agreement

All of our NEOs are eligible for certain severance benefits in connection with a change in control or a separation from service following a change in control under the terms of a severance agreement. Generally, our severance agreements are based on the same form agreement. The term of each severance agreement is one year with an automatic annual extension commencing on each January 1, unless the Company or the NEO provides written notice not later than September 30 of the preceding year of a determination not to extend the severance agreement. However, if a change in control occurs during the term of the severance agreement, the term will expire no earlier than 24 months after the month in which the change in control occurs. The Compensation Committee believes that the Company’s severance agreements for its NEOs help assure that the NEOs will act in the best interest of the stockholders in any proposed merger or acquisition transaction, even if they might face possible termination of employment as a result of such a transaction.

The severance agreements provide, among other things, that upon the occurrence of a change in control, NEOs are entitled to a cash payment equal to a prorated target annual bonus for the year in which the change in control occurs which will be credited against any annual bonus or incentive award that each NEO is otherwise entitled to receive with respect to such year.

In addition, if, following a change in control and during the applicable term of the severance agreement, a NEO’s employment is involuntarily terminated other than for cause or if the NEO voluntarily terminates employment for good reason, then each NEO is entitled to certain severance payments and benefits conditioned upon executing a release. These payments and benefits generally consist of the following:

●	An amount equal to two times the most recent base salary and two times the highest of (i) the annualized average bonus for up to three years prior (or such annualized year if applicable) to the (a) separation from service; or (b) change in control; or (ii) the target bonus for the year in which the separation from service occurs;
●	Cash payment equal to a prorated target bonus for the year in which the separation from service occurs (less any pro rata bonus previously paid for the same period);
●	Twenty-four months of additional age credit, benefit accruals and vesting credit under the Company’s non-qualified and qualified retirement plans, with the resulting benefits payable either at the times provided by such plans or in an actuarially equivalent lump sum on March 1 of the year following the year in which the date of termination occurs;
●	Twenty-four months of continued financial planning assistance at the Company’s expense;
●	Twenty-four months continued participation in any welfare plans of the Company (including medical, dental, death, disability, and the Company’s SEELIP, if applicable) in which the NEO was participating at the time of termination of employment or change in control; and
●	An additional payment each month during the 24 month period to gross-up the NEO for all taxes due on the medical and dental benefits payable under the severance agreement.

For purposes of the severance agreements, “good reason” generally includes a termination by an NEO, subject to an applicable cure period, for: (i) the assignment of any duties materially inconsistent with the NEO’s status as an executive officer or a material adverse alteration in the nature or status of the NEO’s responsibilities from such responsibilities in effect prior to the change in control, (ii) a reduction in the annual base salary of more than 5% or $20,000, (iii) greater than a 50-mile change in the location of Company executive offices, and (iv) the failure to follow procedures in the event of a termination for “cause.”

If, during the term of the severance agreement following a change in control, the Company disputes that an NEO’s employment has been involuntarily terminated other than for cause or that the NEO terminated employment for good reason, the Company may be obligated under the severance agreement to continue to pay the executive salary, bonus, benefits and perquisites as described above for the balance of the term of the severance agreement, in addition to the payments and benefits described above.

If an NEO becomes entitled to health, welfare, pension and other benefits of the same type as referred to above during the 24-month period following employment termination, the Company will stop providing these benefits and the NEO may be obligated to repay a portion of any benefits that were previously paid as described above in a lump sum.

The severance agreement also provides that, if any payment or benefit would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the severance payments and benefits to the executive will be reduced if and to the extent that reducing the payments and benefits would result in the executive retaining a larger amount, on an after-tax basis, than if he or she received the entire amount of such payments and benefits and paid the applicable excise tax (i.e. the Company does not provide a tax gross-up for any excise taxes as a result of change in control benefits).

The severance (change in control) agreement supersedes any other agreements and plans that apply in the event that the executive’s employment with us is terminated following a change in control without cause or by the executive for good reason. The superseded agreements include the Barnes Group Inc. Executive Separation Pay Plan described below.

Barnes Group Inc. Executive Separation Pay Plan

During 2017, each of our NEOs was covered by the Executive Separation Pay Plan. The Executive Separation Pay Plan provides for severance payments and benefits to an eligible executive who experiences an involuntary separation from service without cause provided that, after December 31, 2008, such separation is not covered by a severance agreement. No payments or benefits are made to an executive whose employment is terminated due to misconduct of any type, including, but not limited to, violation of Company rules or policies or any activity which results in conviction of a felony or if the employment termination is a result of the sale of a business unit of the Company and the employee is offered employment by the purchaser within 30 days after the closing of the sale, in a comparable position and for substantially equivalent compensation and benefits as before the sale.

Under the Executive Separation Pay Plan, a terminated eligible NEO is entitled to minimum severance of one month’s base salary or the amount of accrued vacation pay, whichever is greater. In order to receive the higher severance benefit of 12 months’ salary continuation (or, 24 months’ salary and pro rata actual bonus in the case of Mr. Dempsey) plus accrued vacation pay, the eligible NEO must execute a release of claims acceptable to us. The salary portion is to be paid on regular payroll dates but payments may be delayed until six months after separation from service if necessary to comply with Internal Revenue Code Section 409A. The vacation pay portion is to be paid in a lump sum. The pro rata actual bonus to be paid to Mr. Dempsey would be paid in a lump sum. During the severance period, benefits will continue to be provided pursuant to medical, dental, flexible benefit and premium payments and benefits under the SEELIP, ELIP or EGTLIP will be continued for NEOs.

Annual Incentive Plans

Participants in the PLBP for any year whose employment is involuntarily terminated by the Company other than for cause on or after November 1 and before awards are paid for such year are eligible to receive prorated awards for such year based on actual performance, as are participants who are terminated by reason of retirement, death or disability. A participant whose employment terminates for any other reason before awards are paid for a year is not eligible to receive an award.

Retirement Plans

The amount and form of pension benefits that would be paid upon a qualifying retirement under our CPP, the RBEP and the MSSORP are disclosed in the “Pension Benefits” table on page 47 above and the accompanying discussion. Any additional retirement benefits that would be payable in the event of termination of employment or a change in control are shown in the “Potential Payments Upon Termination or Change in Control” on page 55.

Awards Granted Under The Stock And Incentive Award Plan

The table below summarizes potential payments upon termination or change in control pursuant to each of the Company’s stock option, RSU and PSA standard agreements. The applicable agreement contains the complete and controlling terms and conditions that apply to each type of award, which may vary by individual. For awards granted after January 1, 2016, “retirement” refers to a termination of employment by an employee who has reached the age of 55 with 10 years of service. For awards granted prior to January 1, 2016, “retirement” refers to a termination of employment by an employee who has reached the age of 62 with 5 years of service.

Termination Scenario	Stock Options	Restricted Stock Units	Performance Share Awards
Termination without cause	Vested options will remain exercisable for one year from the date of termination. Unvested options will terminate.	Unvested portion of award will terminate.	For awards granted at least one year prior to termination, a pro rata payout will be made based on actual performance, at the end of the three-year performance cycle. All unearned PSAs will terminate.
Death	Grants 2016 or later: a pro rata portion of the stock options will immediately vest and remain exercisable for one year after termination.	Grants 2016 or later: a pro rata portion of unvested shares will immediately vest.	Grants 2016 or later: a pro rata payout will be made based on actual performance, at the end of the three-year performance cycle.
	Grants prior to 2016: all unvested options immediately vest and remain exercisable for one year.	Grants prior to 2016: all unvested shares will immediately vest.	Grants prior to 2016: a pro rata payout will be made based on assumed target performance, at the end of the three-year performance period.
Disability	Grants 2016 or later: unvested options continue to vest according to their original vesting schedule and remain exercisable for one year.	Grants 2016 or later: shares will continue to vest.	Grants 2016 or later: a pro rata payout will be made based on actual performance, at the end of the three-year performance cycle.
	Grants prior to 2016: all unvested options immediately vest and remain exercisable for one year.	Grants prior to 2016: all unvested shares will immediately vest.	Grants prior to 2016: a pro rata payout will be made based on assumed target performance, at the end of the three-year performance period.
Retirement	Grants 2016 or later: a pro rata portion of the stock options will immediately vest and remain exercisable for five years after the termination date.	Grants 2016 or later: a pro rata portion of unvested shares will immediately vest.	Grants 2016 or later: a pro rata payout will be made based on actual performance, at the end of the three-year performance cycle.
	Grants prior to 2016: all unvested options granted at least one year before retirement immediately vest and remain exercisable for five years after the termination date.	Grants prior to 2016: shares that were granted at least two years before retirement will immediately vest.

Grants prior to 2016: for awards granted at least two years prior to termination a pro rata payout will be made based on actual performance, at the end of the three-year performance period. For awards granted less than two years prior to termination, a pro rata payout will be made based on the lesser of actual performance or target level and will be paid at the end of the three-year performance period.

Termination for cause	All outstanding stock options will terminate.	Unvested portion of award will terminate.	All unearned PSAs will terminate.
Change in control and termination other than for cause within 2 years	All unvested options will immediately vest and remain exercisable for two years after the termination date.	All unvested shares will become vested.	Vesting of PSAs based on actual performance will occur for full years that have been completed and based on target for any remaining period.

Potential Payment Upon Termination Or Change In Control

The amount of compensation payable to each NEO if termination of employment or a change in control occurs, assuming a December 31, 2017 triggering event, is listed in the table below 1.

	Voluntary Termination [7]	For Cause Termination [8]	Without Cause/Good Reason Termination [9]	Death [10]	Disability [11]	Change in Control [12]	Change in Control with Termination [13]	Retirement [14]
P. Dempsey
Cash Compensation/ Severance			$3,146,138	$1,496,138	$1,496,138		$4,796,913
Additional Retirement Benefits [2]							1,605,439
Continuation of Other Benefits [3]			194,424				373,849
Stock Options [4]				2,125,026	590,343		3,372,819
Restricted Stock Units [5]				1,580,611	501,921		2,509,668
Performance Share Awards [6]			4,926,624	5,839,821	5,839,821		8,876,781
Total			8,267,186	11,041,596	8,428,223		21,535,469
C. Stephens, Jr.
Cash Compensation/ Severance			1,049,275	574,275	574,275		2,171,156
Additional Retirement Benefits [2]							15,900
Continuation of Other Benefits [3]			142,609				270,218
Stock Options [4]				532,942	141,971		836,866
Restricted Stock Units [5]				434,159	120,150		719,064
Performance Share Awards [6]			1,090,353	1,259,073	1,259,073		1,841,157
Total			2,282,238	2,800,449	2,095,469		5,854,361
S. Mayo
Cash Compensation/ Severance			841,280	401,280	401,280		1,754,600
Additional Retirement Benefits [2]							60,439
Continuation of Other Benefits [3]			57,676				100,352
Stock Options [4]				351,874	100,615		549,410
Restricted Stock Units [5]				286,360	84,339		472,374
Performance Share Awards [6]			736,041	847,818	847,818		1,227,438
Total			1,634,997	1,887,332	1,434,052		4,164,613

	Voluntary Termination [7]	For Cause Termination [8]	Without Cause/Good Reason Termination [9]	Death [10]	Disability [11]	Change in Control [12]	Change in Control with Termination [13]	Retirement [14]
M. Beck
Cash Compensation/ Severance			810,732	420,732	420,732		1,590,732
Additional Retirement Benefits [2]							39,328
Continuation of Other Benefits [3]			58,908				102,815
Stock Options [4]				357,088			620,507
Restricted Stock Units [5]				304,202			549,753
Performance Share Awards [6]			610,598	711,830	711,830		1,219,593
Total			1,480,238	1,793,852	1,132,562		4,122,728
D. Edwards
Cash Compensation/ Severance			647,311	337,311	337,311		1,331,126
Additional Retirement Benefits [2]							78,660
Continuation of Other Benefits [3]			80,720				146,440
Stock Options [4]				208,338	59,285		325,944
Restricted Stock Units [5]				170,196	50,553		280,413
Performance Share Awards [6]			438,672	506,160	506,160		733,932
Total			1,166,703	1,222,005	953,309		2,896,515
1.

The value of equity awards vesting upon a change in control, death or disability are equal to the grant’s intrinsic value as of December 29, 2017 based on the closing market price of $63.27. Equity awards and non-equity incentive plan compensation that were fully vested by their terms as of December 31, 2017 are not included in the numbers shown above. For information on any outstanding fully-vested awards, see the “Outstanding Equity Awards at Fiscal Year End” table.

2.

The value of these benefits is based upon provisions of the change in control severance agreements with our NEOs whereby the executives are entitled to the value of additional retirement benefits that would have been earned had they continued employment for two additional years after employment termination.

3.

The value of these benefits is based upon the Executive Separation Pay Plan and the change in control severance agreements with our NEOs whereby the executives are entitled to continued participation in the Company’s welfare and fringe benefit plans for 12 or 24 months upon covered terminations of employment, and continuation of premium payments and benefits under the SEELIP, ELIP, or EGTLIP as applicable. Although continued participation may cease to the extent the NEO subsequently has coverage elsewhere, the numbers set forth in the table above reflect an estimate of coverage for the maximum applicable time period.

4.

Amounts reflect the difference between the exercise price of the options underlying the awards and the closing market price of $63.27 as of December 29, 2017. Options with a strike price greater than $63.27 are shown as $0. Equity awards that were fully vested by their terms as of December 31, 2017 are not included in the numbers shown above. Calculation assumes that options are exercised immediately, although severance agreements allow 2 years to exercise following a Change in Control and in accordance with the table on page 54 in the case of termination. For information on any outstanding fully-vested awards, see the “Outstanding Equity Awards at Fiscal Year End” table.

5.

Amounts reflect the market value of the shares underlying the awards as of December 29, 2017 at the closing market price of $63.27 and do not include any value for that portion of the award with respect to which the participants accrued a vested interest by or on December 31, 2017. For information on any outstanding fully-vested awards, see the “Outstanding Equity Awards at Fiscal Year End” table.

6.

Amounts reflect the market value of the shares underlying the awards as of December 29, 2017 at the closing market price of $63.27 and assume target level performance and do not include any value for that portion of the award with respect to which the participants accrued a vested interest by or on December 31, 2017. No values are included in the Change In Control column because performance results are determined and approved by the CMDC in February 2018.

7.	No additional payment is due under the Annual Incentive Plans for the Cash Compensation/Severance row of the table; participants must be employed on the date of payment to receive an award.
8.

The Executive Separation Pay Plan stipulates no separation benefits are due if the executive is terminated for misconduct. Under the Annual Incentive Plans, the officer generally must be employed on the date of payment to receive an award. A retirement-eligible officer also gets no bonus under the Annual Incentive Plans if terminated for Cause.

9.

The amount in the Cash Compensation/Severance row of the table equals one year’s salary (or two years’ salary for Dempsey) and includes a pro-rated award under the Annual Incentive Plans for all executives. Under the Annual Incentive Plans, an executive terminated other than for cause on or after November 1, 2017 is entitled to a pro-rated payout. For Without Cause/Good Reason Termination, performance shares granted over a year prior to the termination date are pro-rated at target.

10.

No additional salary is due upon death or disability, but, under the Annual Incentive Plans, the participant would be entitled to a pro-rated award for a death or disability on December 31, 2017. Participants’ beneficiaries would also be entitled to life insurance benefits as well as certain pension plan death benefits not shown on this table. Prorated equity awards vest at date of death for awards granted on or after January 1, 2016. Proration is based on days worked in performance period for performance shares. Proration is based on days worked since grant date for other equity awards. Restricted Stock Units and Stock Options awarded before January 1, 2016 vest in full upon death or disability.

11.

Participants would be able to receive short-term disability and long-term disability payments available to all salaried employees for which amounts are not shown in the table above. Participants would also accrue service under some of the pension plans during a period of disability. Equity awards granted on or after January 1, 2016 (other than performance shares) are subject to continued vesting upon the occurrence of a qualifying disability event, but this continued vesting ends upon separation from the Company. No incremental value is shown for disability because vesting does not accelerate upon termination for disability. For information on any outstanding fully-vested awards, see the “Outstanding Equity Awards at Fiscal Year End” table.

12.

Upon a change in control event with continued employment, executives are entitled to a pro-rated target bonus. The table reflects a December 31, 2017 change in control event. Since a portion of the 2017 bonus is earned as of December 31, 2017, the Cash Compensation/Severance row includes the excess (if any) of the full-year target bonus over the amount actually awarded for the year. No performance share values are included in the Change In Control column because performance results are determined and approved by the CMDC in February 2018.

13.

Executives are entitled to two years salary and a pro-rated target bonus upon a change in control and qualifying termination. The table reflects a December 31, 2017 event. Since a portion of the 2017 bonus is earned as of December 31, 2017, the Cash Compensation/ Severance row includes the excess (if any) of the pro-rated target bonus over the amount actually earned for the year. Agreements separately provide for a bonus component of the severance benefit. For all NEOs, this is based on a 2x multiple of a 3-year average bonus or the target bonus if target is more favorable, for post-change in control termination. No reductions to the 2017 amounts were necessary as no calculated amounts were in excess of the largest allowable after-tax payments.

14.

No pro-rated bonus is due to the executives as of December 31, 2017 as none of the NEOs were eligible to retire. Equity awards only allow for retirement treatment if an executive retires at or after attaining age 62 with at least five years of service for awards granted prior to 2016 or after attaining age 55 with at least 10 years of service for awards granted during or after 2016.

Transition and Separation Agreement – Mr. Berklas

Mr. Berklas and the Company entered into a transition and separation agreement, dated June 15, 2017 (Separation Agreement) regarding (1) Mr. Berklas’ provision of transition services between June 16 and August 11, 2017, when Mr. Berklas ceased to be employed by the Company, and (2) Mr. Berklas’ separation from the Company. In 2017, Mr. Berklas received payments under the Company’s Executive Separation Pay Plan in the aggregate amount of $161,282. Mr. Berklas was not eligible for a cash incentive award for 2017 under the terms of the Annual Incentive Plan. Mr. Berklas’ participation in the RSP ended at the time of his separation from employment and any unvested or potential future benefits were cancelled at that time. In 2017, Mr. Berklas also received an offer of outplacement services valued at up to $15,000. Notice of Mr. Berklas’ separation from the Company was filed in a Form 8-K with the SEC on June 13, 2017. See the Summary Compensation Table for more details regarding the amounts paid and payable to Mr. Berklas in connection with the Separation Agreement.

2017 CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (Annual Total Compensation) of our median employee and the Annual Total Compensation of our CEO. For 2017, our last completed fiscal year:

●	the median of the Annual Total Compensation of all our employees (other than our CEO), was $61,522; and,
●	the Annual Total Compensation of our CEO was $8,506,969.

Accordingly, the ratio of our CEO’s Annual Total Compensation to the median employee’s Annual Total Compensation was 138 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s Annual Total Compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median employee of our workforce, we used the following methodology and material assumptions and estimates:

●	as of October 1, 2017, the date we selected to identify the median employee, our employee population consisted of approximately 5,400 individuals.
●	we selected base salary / wages and overtime pay, plus actual annual cash incentive compensation (annual bonus) paid through October 1, 2017 as the compensation measure. We annualized the compensation of employees to cover the full calendar year, and also annualized pay for new hires in 2017.

After identifying the median employee, we then calculated that employee’s compensation for 2017 under Item 402(c)(2)(x) of Regulation S-K, resulting in the Annual Total Compensation shown above.

The Annual Total Compensation of our CEO shown above reflects the amount reported for Mr. Dempsey in the “Total” column for 2017 in the Summary Compensation Table included in this proxy statement.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information regarding securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column a)
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	1,224,275 [1]	33.15 [2]	5,628,950 [3]
Barnes Group Inc., Stock and Incentive Award Plan (2014 Plan)
Employee Stock Purchase Plan (ESPP)			277,671
Non-Employee Director Deferred Stock Plan, As Further Amended	36,000
Total	1,260,275		5,906,621
1.	Included in this amount are 274,197 shares reserved for RSU awards, 284,286 shares reserved for PSAs assuming target performance, and 46,364 shares reserved for PSAs assuming above target performance.
2.	Weighted-average exercise price excludes 558,810 shares for restricted stock awards with a zero exercise price.
3.	The 2014 Plan allows for stock options and stock appreciation rights to be issued at a ratio of 1:1 and other types of incentive awards at a ratio of 2.84:1.

STOCK OWNERSHIP

Security Ownership Of Certain Beneficial Owners

As of March 1, 2018, the individuals and institutions set forth below are the only persons known by us to be beneficial owners of more than 5% of the outstanding shares of Common Stock:

	BlackRock Inc.	Bank of America Corporation	Vanguard Group Inc.	Dimensional Fund Advisors LP	Mr. Thomas O. Barnes
Common Stock	6,292,106	4,944,591	4,756,577	3,394,567	2,955,254
Percent of Common Stock	11.7%	9.22%	8.87%	6.33%	5.56%
Sole voting power	6,178,105	none	60,120	3,309,711	2,955,254	*
Shared voting power	none	4,943,364	6,632	none	none
Sole investment power	6,292,106	none	4,693,493	3,394,567	934,417
Shared investment power	none	4,943,819	63,084	none	2,020,837
*	Includes 12,000 shares Mr. T. Barnes has the right to receive under the Non-Employee Director Deferred Stock Plan.

The foregoing information is based solely on a Schedule 13G/A filed by BlackRock, Inc., 55 East 52nd Street, New York, NY 1005, with the SEC on January 19, 2018; Schedule 13G/A filed by Bank of America Corporation (BoA), Bank of America Corporate Center, 100 N Tryon Street, Charlotte, NC 28255, with the SEC on February 13, 2018; Schedule 13G/A filed by Vanguard Group Inc., 100 Vanguard Blvd., Malvern, PA 19355, with the SEC on February 12, 2018; Schedule 13G filed by Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, Texas with the SEC on February 9, 2018 and Company records for Mr. T. Barnes, 123 Main Street, Bristol, CT 06010.

Security Ownership Of Directors And Executive Officers

As of March 1, 2018, each of our directors and NEOs and all directors and executive officers as a group beneficially owned the number of shares of Common Stock shown below. The number of shares reported as beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act.

Directors	Amount and Nature of Beneficial Ownership [1]	Percent of Common Stock
Thomas O. Barnes	2,955,254	5.56%
Elijah K. Barnes	34,372	0.06%
Gary G. Benanav	62,738	0.12%
Richard J. Hipple	1,554	0.00%
Thomas J. Hook	3,968	0.01%
Mylle H. Mangum	19,510	0.04%
Hans-Peter Männer	402,776	0.76%
Hassell H. McClellan	17,256	0.03%
William J. Morgan	40,599	0.08%
Anthony V. Nicolosi	1,344	0.00%
JoAnna L. Sohovich	8,522	0.02%
Total	3,547,893	6.68%

Officers	Amount and Nature of Beneficial Ownership [1]	Percent of Common Stock
Michael A. Beck	10,271	0.02%
Patrick J. Dempsey	365,906	0.69%
Dawn N. Edwards	96,777	0.18%
Scott A. Mayo	37,831	0.07%
Christopher J. Stephens, Jr.	117,483	0.22%
James P. Berklas [2]	1,040
Total	629,308	1.18%
Current directors & executive officers as a group (19) [2]	4,212,079	7.93%
1.	The named person or group has sole voting and investment power with respect to the shares listed in this column, except as set forth in this note.
2.	Mr. Berklas separated from employment with the Company on August 11, 2017.

Mr. T. Barnes has sole voting power with respect to 2,955,254 shares; sole investment power with respect to 934,417 shares and shared investment power with respect to 2,020,837 shares. Of the shares of Common Stock owned by Mr. T. Barnes, 100,000 shares are pledged.

The shares listed for Messrs. Beck, Dempsey, Mayo and Stephens and Ms. Edwards and all directors and executive officers as a group include 8,370; 150,421; 17,619; 30,669; 27,602 and 241,149 shares, respectively, which they have the right to acquire within 60 days after March 1, 2018.

The shares listed for Messrs. T. Barnes, Dempsey, Stephens and Ms. Edwards and all directors and executive officers as a group include 34,961; 4,109; 2,012; 15,175 and 56,261 shares, respectively, over which they have shared investment power. These shares are held under the Company’s Retirement Savings Plan.

The shares listed for Messrs. T. Barnes, Benanav and Ms. Mangum include 12,000 shares that each of them has the right to receive under the Non-Employee Director Deferred Stock Plan described in “Deferred Compensation” on page 21.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and beneficial owners of 10% or more of our Common Stock file reports with the SEC concerning their ownership, and changes in their ownership, of our Common Stock. Based on our review of reports filed with the SEC and written representations from our directors and executive officers, we had two late Form 4s to report open market sales of common stock for Mr. T. Barnes, Chairman of the Board, due to an administrative error.

RELATED PERSON TRANSACTIONS

Policies And Procedures For Related Person Transactions

The Company has a written policy regarding related person transactions. The policy covers all related person transactions or series of similar transactions. All related person transactions are to be in the best interests of the Company and its stockholders and, unless different terms are specifically approved or ratified by the Corporate Governance Committee, must be on terms that are no less favorable to us than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances. The Corporate Governance Committee may consider the following:

●	The extent of the related person’s interest in the transaction;
●	Whether the transaction would create an actual or apparent conflict of interest;
●	The availability of other sources or comparable products or services, if applicable;
●	Whether the item is generally available to substantially all employees, if applicable;
●	The benefit to the Company; and
●	The aggregate value of the transaction.

Our General Counsel is responsible for reviewing all related person transactions and taking all reasonable steps to ensure that all “material” related person transactions (those required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC) are presented to the Corporate Governance Committee for pre-approval or ratification in its discretion. Each director and executive officer is responsible for promptly notifying our General Counsel of any related person transaction in which such director or executive officer may be directly or indirectly involved as soon he or she becomes aware of a possible transaction.

For related person transactions that are not material, our General Counsel is to determine whether the transaction is in compliance with the policy. If a non-material related person transaction involves the General Counsel, the Chief Financial Officer assumes the responsibilities of the General Counsel with respect to the policy.

Related Person Transactions For 2017

In 1999, the Company entered into collateral assignment split dollar life insurance agreements (Agreements), which replaced similar agreements that had been entered into in 1985, with our current Chairman of the Board and his sister. The insured under the policies is the father of our current Chairman of the Board. The current beneficiaries under the policies are our current Chairman and his sister. The Agreements were originally entered into when our current Chairman’s father was the Company’s chief executive officer and chairman of the board, and they were customary at the time. Since 1985, the Company has paid an annual premium of $49,500 for each policy as required under the Agreements. Upon termination of the Agreements or death of the insured, the Company is entitled to the greater of the aggregate premiums paid or the cash value of the policies. As of December 31, 2017, the death benefit of each policy was $3,667,930. The aggregate premiums paid by the Company for each policy was $1,764,844 and the cash value of each policy was $1,778,517.

AUDIT MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of independent Directors functioning in accordance with a written charter adopted and approved by the Board of Directors and reviewed regularly by the Audit Committee. The Board of Directors has ultimate authority and responsibility for effective corporate governance, including the role of oversight of Company management. As provided in its charter, the Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities to the Company and its stockholders by overseeing the Company’s accounting policies and internal controls, financial reporting process and practices and legal and regulatory compliance. The Audit Committee relies on the expertise and knowledge of management and the Company’s independent registered public accounting firm in carrying out its oversight responsibilities.

The Board of Directors has made an affirmative determination that each member of the Audit Committee is independent under the SEC and NYSE rules applicable to audit committee members and otherwise in accordance with its charter and the Company’s corporate governance principles. Further, the Board of Directors has made an affirmative determination that in light of their respective backgrounds and experiences, each member of the Audit Committee meets the financial literacy requirements for service to the Audit Committee.

Through regularly scheduled meetings, the Audit Committee facilitates open communication among the Board of Directors, Company management and the Company’s independent and internal auditors. Management has the primary responsibility for establishing and maintaining effective systems of internal and disclosure controls, for preparing financial statements and for the public reporting process. The Company’s independent registered public accounting firm for 2017, PricewaterhouseCoopers (PwC), was responsible for expressing opinions on the conformity of the Company’s audited financial statements for the year ended December 31, 2017 with generally accepted accounting principles and on the effectiveness of internal controls over our financial reporting.

With respect to the fiscal year ended December 31, 2017, the Audit Committee, among other things: oversaw compliance with legal and regulatory requirements; reviewed and discussed with management and PwC the Company’s financial statements and financial reporting process, including the audited financial statements included in the Company’s Annual Report on Form 10-K; discussed with PwC the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard (AS) No. 1301; and reviewed and discussed the qualifications, performance and independence of PwC. In addition, the Audit Committee received from PwC the written disclosures and letter required by PCAOB’s Rule 3526, Communication with Audit Committees Concerning Independence.

Based on the reviews and discussions described above, the Audit Committee recommended to our Board of Directors and the Board of Directors approved, inclusion of the audited financial statements for the fiscal year ended December 31, 2017, in our Annual Report on Form 10-K for 2017 filing with the SEC.

THE AUDIT COMMITTEE

William J. Morgan, Chair	Thomas J. Hook
Elijah K. Barnes	Hassell H. McClellan
Anthony V. Nicolosi

Principal Accounting Fees And Services

The following table summarizes the fees for professional services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2017 and 2016:

Type of Fees	2017	2016
Audit Fees [1]	$2,402,015	$2,228,175
Audit-Related Fees [2]	766,075	776,000
Tax Fees [3]	808,510	862,371
All Other Fees [4]	2,000	2,000
Total Fees	3,978,600	3,868,546
1.	Fees for services provided for the integrated audit of the Company’s annual consolidated financial statements and internal controls over financial reporting and reviews of consolidated financial statements included in the Company’s Form 10-Qs for the respective years as well as for services provided for statutory and regulatory filings.
2.	Fees for services related to due diligence, the Company’s adoption of the new revenue recognition standard and audits of employee benefit plans.
3.	Fees for tax compliance, advice and planning services including assistance with international compliance requirements and domestic and international consulting and planning services.
4.	Fees for products and services not reported above; includes the license fees for PricewaterhouseCoopers LLP’s online research software Inform.

Proposal 3 – Ratify The Selection Of PricewaterhouseCoopers LLP As The Company’s Independent Auditor For 2018

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2018. Although not required by the Company’s Charter or Bylaws, the Company has determined to ask stockholders to ratify this selection as a matter of good corporate practice. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, have the opportunity to make a statement, if desired, and be available to respond to appropriate questions.

The Board recommends a vote FOR this Proposal.

VOTING INFORMATION

Who Can Vote

Only stockholders of record at the close of business on March 8, 2018 will be entitled to vote at the 2018 Annual Meeting. As of March 8, 2018, the Company had 53,088,521 outstanding shares of common stock, par value $.01 per share (Common Stock), each of which is entitled to one vote.

Voting Your Shares

You can vote your shares either by proxy or in person at the 2018 Annual Meeting. If you choose to vote by proxy, you can do so in one of three ways:

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode (left)
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day prior to the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by internet or telephone, you should not return your proxy card.

If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

Revocation Of Proxy

A stockholder who executes and delivers a proxy may revoke it at any time before it is exercised by voting in person at the 2018 Annual Meeting, by delivering a subsequent proxy, by notifying the inspectors of the election in person or in writing or, if previous instructions were given through the internet or by telephone, by providing new instructions by the same means.

Quorum

For the business of the 2018 Annual Meeting to be conducted, a minimum number of shares constituting a quorum must be present. The holders of a majority of the outstanding shares of Common Stock entitled to vote at the 2018 Annual Meeting must be present in person or represented by proxy at the 2018 Annual Meeting to have a quorum. Shares represented at the meeting by proxies including abstentions and broker non-votes are treated as present at the meeting for purposes of determining a quorum.

Voting Standards And Board Recommendations

Voting Item		Voting Standard	Board Recommendation
1.	Election of 12 directors	Affirmative vote of a majority of shares of Common Stock represented in person or by proxy and entitled to vote on the matter. Proxies may not be voted for more than the number of nominees named by the Board.	For
2.	Advisory vote for the resolution to approve the Company’s executive compensation	Affirmative vote of a majority of shares of Common Stock represented in person or by proxy and entitled to vote on the matter.	For
3.	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2018	Affirmative vote of a majority of shares of Common Stock represented in person or by proxy and entitled to vote on the matter.	For

Broker Non-votes

A broker non-vote occurs when a stockholder who holds his or her shares through a bank or brokerage firm does not instruct that bank or brokerage firm how to vote the shares and, as a result, the broker is prevented from voting the shares held in the stockholder’s account on certain proposals. Under applicable NYSE rules, if you hold your shares through a bank or brokerage firm and your broker delivers the Notice of Internet Availability or the printed proxy materials to you, the broker has discretion to vote on “routine” matters only. Of the matters to be voted on as described in this proxy statement, only the ratification of the selection of our independent registered public accounting firm is considered “routine” and therefore eligible to be voted on by your bank or brokerage firm without instructions from you.

Effect Of Broker Non-votes And Abstentions

Abstentions and broker non-votes will not have an effect on the outcome of Proposal 1 (election of directors). In voting on Proposal 2 (executive compensation) and Proposal 3 (independent auditor), abstentions will have the effect of votes against the proposals and broker non-votes will not have an effect on the outcome of the vote.

Participants In The Barnes Group Inc. Retirement Savings Plan

You must provide the trustee of the Barnes Group Inc. Retirement Savings Plan with your voting instructions in advance of the meeting. You may do so by returning your voting instructions by mail, or submitting them by telephone or electronically, using the internet. You cannot vote your shares in person at the 2018 Annual Meeting; the trustee is the only one who can vote your shares. The trustee will vote your shares as you have instructed. Except as otherwise required by law, if the trustee does not receive your instructions, the trustee will vote your shares in the same proportion on each issue as it votes those shares for which it has received voting instructions. To allow sufficient time for voting by the trustee, your voting instructions must be received by 11:59 p.m. Eastern Time (ET) on May 1, 2018.

DOCUMENT REQUEST INFORMATION

E-Proxy Process

According to the rules of the Securities and Exchange Commission (the SEC), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing our proxy materials (proxy statement for the 2018 Annual Meeting, the proxy card and the 2017 Annual Report to Stockholders) by providing access to these materials on the internet.

A Notice of Meeting and Internet Availability of Proxy Materials will be mailed to stockholders on or about March 23, 2018. We are providing this notice in lieu of mailing the printed proxy materials and instructing stockholders as to how they may: (1) access and review the proxy materials on the internet; (2) submit their proxy; and (3) receive printed proxy materials.

Stockholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis at no charge by following the instructions in the notice. A request to receive proxy materials in printed form by mail or by e-mail will remain in effect until such time as the submitting stockholder elects to terminate it.

Stockholders Requesting Copies Of 2017 Annual Report

Stockholders may request and we will promptly mail without charge a copy of the 2017 Annual Report by writing to: Legal Services, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010.

Householding Of Annual Meeting Materials

Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the 2017 Annual Report may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee.

Upon written or oral request to Legal Services, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010, or via telephone to the Investor Relations department at (800) 877-8803, we will promptly provide separate copies of the 2017 Annual Report and/or this proxy statement. Stockholders sharing an address who are receiving multiple copies of this proxy statement and/or the 2017 Annual Report and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Matters

The Board does not know of any matters to be presented for consideration at the meeting other than the matters described in Proposals 1, 2, and 3 of the Notice of 2018 Annual Meeting. However, if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment. All shares represented by the accompanying proxy, if the proxy is given before the meeting, will be voted in the manner specified therein.

Stockholder Recommended Director Candidates

The Corporate Governance Committee will consider director candidates recommended by stockholders of the Company.

The Corporate Governance Committee evaluates stockholder-recommended candidates in the same manner as all other candidates. Any stockholder wishing to submit a recommendation should do so in writing addressed to:

Chairperson, Corporate Governance Committee
c/o Senior Vice President, General Counsel and Secretary
Barnes Group Inc.
123 Main Street
Bristol, Connecticut 06010

Stockholder recommendations must comply with the information requirements of the notice provisions contained in the Company’s Bylaws in order to be considered. Letters recommending a director candidate must include, among other things, the stockholder’s name, address, and stock ownership information (if the stockholder is not the registered holder of shares, a written statement from the record holder of shares (e.g., a broker or bank) verifying the stockholder’s beneficial ownership must be provided); the stockholder’s opinion as to whether the recommended candidate meets the definition of “independent” under the Company’s Corporate Governance Guidelines and is “financially literate” as contemplated by the NYSE rules; a description of all agreements, arrangements and understandings between the nominee and any other person regarding the nomination by such stockholder, and any direct or indirect interest of such stockholder in any contract with the Company, any affiliate of the Company or any principal competitor of the Company; and the other disclosure requirements set forth in Section 7 of Article II of the Bylaws. The recommendation letter must also include similar information regarding the director candidate and other information, if any, that would be required to be disclosed with regard to a nominee for director in the solicitation of proxies for election of directors under federal securities laws, and the stockholder must include a completed questionnaire, representation and agreement signed by the candidate (which are provided by the Secretary of the Company upon written request). Stockholder nominations must also comply with the deadlines for submitting director nominations set forth in the Company’s Bylaws. A summary of these procedures is set forth below under the caption “Stockholder Proposals for 2019 Annual Meeting”.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

A proposal for action to be presented by any stockholder at the 2019 Annual Meeting of Stockholders will be acted upon only:

If the proposal is to be included in the proxy statement and form of proxy, the proposal is received at the Company’s Office of the Secretary at the address below on or before November 23, 2018; or

If the proposal is not to be included in the proxy statement, or to nominate candidates for election as directors, it must be in accordance with our Bylaws, which provide that they may be made only by a stockholder of record as of the date such notice is given and as of the date for determination of stockholders entitled to vote at such meeting, who shall have given notice of the proposed business or nomination which is received by us between December 6, 2018 and January 5, 2019. The notice must contain, among other things, the name and address of the stockholder, a brief description of the business desired to be brought before the 2019 Annual Meeting, the reasons for conducting the business at the 2019 Annual Meeting and the stockholder’s ownership of the Company’s capital stock. The requirements for the notice are set forth in the Bylaws, which are available on the Company’s website, www.BGInc.com . Stockholders may also obtain a copy by writing to the Company at:

Legal Services Barnes Group Inc. 123 Main Street Bristol, Connecticut 06010

March 20, 2018

BARNES GROUP INC. RESOURCES

●Corporate	http://www.barnesgroupinc.com/
●Leadership Team	http://www.barnesgroupinc.com/about-bgi/leadership-team.aspx
●Investor Relations	http://ir.barnesgroupinc.com/investor-relations/overview/default.aspx
●Annual Meeting	http://s2.q4cdn.com/115332500/files/doc_downloads/annual_reports/2015/Barnes-Group-Inc.-2015-Annual-Report-(web_bmk).pdf
●Proxy Statement	http://s2.q4cdn.com/115332500/files/doc_downloads/supplemental_report_2014/2016/Barnes-Group-Inc-2016-Proxy-Statement-(bookmarked).pdf
●Press Releases	http://ir.barnesgroupinc.com/investor-relations/press-releases/default.aspx
●Events and Presentations	http://ir.barnesgroupinc.com/investor-relations/events-and-presentations/default.aspx
●Barnes Enterprise System (BES)	http://www.barnesgroupinc.com/about-bgi/barnes-enterprise-system.aspx
FINANCIAL REPORTING
●Annual Reports	http://ir.barnesgroupinc.com/investor-relations/financial-reports/annual-reports/default.aspx
●SEC Filings	http://ir.barnesgroupinc.com/investor-relations/financial-reports/sec-filings/default.aspx
●Quarterly Reports	http://ir.barnesgroupinc.com/investor-relations/financial-reports/quarterly-reports/default.aspx
GOVERNANCE
●Board of Directors	http://www.barnesgroupinc.com/about-bgi/board-of-directors.aspx
●Communicating Concerns to Directors	https://www.compliance-helpline.com/welcomepagebarnesgroup.jsp
●Audit Committee	http://ir.barnesgroupinc.com/investor-relations/corporate-governance/committee-composition/audit-committee/default.aspx
●Compensation and Management Development Committee	http://ir.barnesgroupinc.com/investor-relations/corporate-governance/committee-composition/compensation-and-management/default.aspx
●Corporate Governance Committee	http://ir.barnesgroupinc.com/investor-relations/corporate-governance/committee-composition/corporate-governance-committee/default.aspx
●Executive Committee	http://ir.barnesgroupinc.com/investor-relations/corporate-governance/committee-composition/executive-committee/default.aspx
●Company Bylaws	http://s2.q4cdn.com/115332500/files/doc_downloads/Barnes/ Laws-Effective-7-28-2016.pdf
●Certificate of Incorporation	http://s2.q4cdn.com/115332500/files/doc_downloads/Barnes/Restated-Certificate-of-Incorporation-05032013.pdf
●Corporate Governance Guidelines	http://ir.barnesgroupinc.com/investor-relations/corporate-governance/committee-composition/executive-committee/default.aspx
●Code of Business Ethics and Conduct	http://s2.q4cdn.com/115332500/files/doc_downloads/code_of_business/2015/Code-of-Conduct-English-compressed.pdf
●Corporate Social Responsibility Report	http://www.barnesgroupinc.com/about-bgi/corporate-social-responsibility.aspx
●Political Activity Policy	http://s2.q4cdn.com/115332500/files/doc_downloads/Governance/Barnes-Group-Political-Activity-Policy-December-2015.pdf
●Conflict Minerals Policy	http://s2.q4cdn.com/115332500/files/doc_downloads/Governance/Conflict-Minerals-Policy.pdf
●California Transparency in Supply Chains Act Disclosure	http://s2.q4cdn.com/115332500/files/doc_downloads/Governance/California-Transaparency-in-Supply-Chains-Act.pdf
STOCK INFORMATION
●Stock Quote and Chart	http://ir.barnesgroupinc.com/investor-relations/stock-information/stock-quote-and-chart/default.aspx
●Historical Price Lookup	http://ir.barnesgroupinc.com/investor-relations/stock-information/historical-price-lookup/default.aspx
●Dividends	http://ir.barnesgroupinc.com/investor-relations/stock-information/dividends-and-splits/default.aspx

ACRONYMS

AC	Audit Committee	MSSORP	Modified Supplemental Senior Officer Retirement Plan
BOD	Board of Directors	NEO	Named Executive Officer
CD&A	Compensation Discussion and Analysis	NYSE	New York Stock Exchange
CG	Corporate Governance Committee	OM	Operating Margin
CMDC or	Compensation and Management Development Committee	PCAOB	Public Company Accounting Oversight Board
Compensation
Committee
CPP	Consolidated Pension Plan	PLBP	Performance-Linked Bonus Plan
DC Plan	Deferred Compensation Plan	PSAs	Performance Share Awards
DWC	Days Working Capital	RBEP	Retirement Benefit Equalization Plan
EBITDA	Earnings Before Interest, Taxes, Depreciation and Amortization	ROIC	Return on Invested Capital
EGTLIP	Executive Group Term Life Insurance Program	RSUs	Restricted Stock Units
ELIP	Enhanced Life Insurance Program	SEC	Securities and Exchange Commission
EPS	Earnings Per Share	SEELIP	Senior Executive Enhanced Life Insurance Program
ESPP	Employee Stock Purchase Plan	TSR	Total Shareholder Return
MICP	Management Incentive Compensation Plan

123 MAIN STREET
BRISTOL, CT 06010

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day prior to the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E36643-P01094	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BARNES GROUP INC.
Vote on Directors
The Board of Directors recommends you vote FOR all of the following director nominees:
1.	Election of Directors		For	Against	Abstain
Nominees:
	1a.	Thomas O. Barnes	☐	☐	☐

	1b.	Elijah K. Barnes	☐	☐	☐

	1c.	Gary G. Benanav	☐	☐	☐

	1d.	Patrick J. Dempsey	☐	☐	☐

	1e.	Richard J. Hipple	☐	☐	☐

	1f.	Thomas J. Hook	☐	☐	☐

	1g.	Mylle H. Mangum	☐	☐	☐

	1h.	Hans-Peter Männer	☐	☐	☐

	1i.	Hassell H. McClellan	☐	☐	☐

	1j.	William J. Morgan	☐	☐	☐

	1k.	Anthony V. Nicolosi	☐	☐	☐

	1l.	JoAnna L. Sohovich	☐	☐	☐

Vote on Proposals

The Board of Directors recommends you vote FOR proposal 2:		For	Against	Abstain

2.	Advisory vote for the resolution to approve the Company's executive compensation.	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 3:		For	Against	Abstain

3.	Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditor for 2018.	☐	☐	☐

NOTE: To conduct such other business that may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2017 Annual Report are available at www.proxyvote.com.

E36644-P01094

BARNES GROUP INC.
Annual Meeting of Stockholders
May 4, 2018 11:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Thomas O. Barnes and Patrick J. Dempsey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Barnes Group Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, Eastern Daylight Time (EDT) on May 4, 2018, at the DoubleTree by Hilton in Bristol, CT 06010, and any adjournment or postponement thereof. The shares represented by this proxy will be voted as directed by the undersigned stockholder(s). If no direction is given when this proxy is returned, such shares will be voted "FOR" all of the director nominees listed in proposal 1 and "FOR" proposals 2 and 3. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting. This card also provides confidential voting instructions to the Trustee for shares held in the Barnes Group Inc. Retirement Savings Plan. If you are a participant and have shares of Barnes Group Inc. common stock allocated to the account under this plan, please read the following as to the voting of such shares: if you do not provide voting instructions to the Trustee by 11:59 PM EDT on May 1, 2018, these shares will be voted in the same manner and proportion as shares for which instructions are timely received from other plan participants.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side